As filed with the Securities and Exchange Commission on July 2, 2003
                                      An Exhibit List can be found on page II-4.
                                                   Registration No. 333-________



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          _____________________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          _____________________________

                              IDIAL NETWORKS, INC.
                 (Name of small business issuer in its charter)

     Nevada                       4813                      75-2863583
(State or other       (Primary Standard Industrial      (I.R.S. Employer
Jurisdiction of        Classification Code Number)      Identification No.)
Incorporation or
Organization)

                              2204 Timberloch Place
                           The Woodlands, Texas 77380
                                  281-465-3100
              (Address and telephone number of principal executive
                    offices and principal place of business)


                      Mark T. Wood, Chief Executive Officer
                              IDIAL NETWORKS, INC.
                              2204 Timberloch Place
                           The Woodlands, Texas 77380
                                  281-465-3100
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              Stephen Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________


                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered      registered (1)        maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                       share (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common Stock, $.005 par       200,000,000(3)        $.01              $2,000,000              $161.80
                        value
------------------------------- -------------------- ---------------- ------------------ --------------------


(1) Includes shares of our common stock, par value $0.005 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on July 1, 2003.

(3) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 2, 2003

                              IDIAL NETWORKS, INC.
                              200,000,000 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of up to 200,000,000 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "IDNW". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 1, 2003, was $.01.

     Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2003.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by iDial Networks, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                              IDIAL NETWORKS, INC.

     We are an Application Service Provider (ASP) of Internet Protocol and Wireless Application Protocol (WAP) technologies. Through our ASP and WAP technologies we sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets. We consider our Internet Phone Cards "virtual" because we do not issue a physical card. Once sold, the calling card can be used immediately to make international and domestic long distance calls. We have integrated the economics of Voice-Over-Internet-Protocol technology, the conversion of voice data into digital data for transmission over the Internet, with the convenience of conventional telephone services to enable Internet initiated telephone services. With this technology, we are able to offer consumers and businesses telephone services at costs approaching the wholesale rates of carriers. Unlike some competitors who offer personal computer to phone services, our web based services are provisioned via the Internet but all calls are currently made phone to phone. The majority of PC owners do not have microphones and telephony services. We deliver high quality, traditional and Voice-Over-Internet-Protocol telephony services to consumers and businesses. We are currently offering traditional prepaid phone cards and Voice-Over-Internet-Protocol services based on our technology under the following brand names for which various trade and service marks are registered:

     o NETPHONECARD (www.netphonecard.com) - Web initiated worldwide phone calls with US dial tone and low tariffs.

     o DIBZ (www.dibz.com.) - produces and distributes "Dibz cards" which are prepaid interactive trading and phone cards that are collectable, tradable, and can be used immediately. The cards can also be used to make discount phone calls.

     For the three months ended March 31, 2003, we generated revenues in the amount of $1,625,394 (unaudited) and net losses of $802,913 (unaudited). In addition, for the year ended December 31, 2002, we generated revenue in the amount of $11,575,278 and a net loss of $1,695,559. As a result of recurring losses from operations and the Company's working capital deficiency our auditors, in their report dated February 28, 2003, have expressed substantial doubt about our ability to continue as going concern.

     Our administrative offices are located at 2204 Timberloch Place, The Woodlands, Texas 77380. Our telephone number is (281) 465-3100 and our website can be found at www.iDialnetworks.com.

The Offering

Common stock offered by selling stockholders...................... Up to 200,000,000 shares, based on current market prices and assuming full
                                                                   conversion of the convertible debentures
                                                                   underlying the February 6, 2003 Securities
                                                                   Purchase Agreement (includes a good faith
                                                                   estimate of the shares underlying
                                                                   convertible debentures to account for market
                                                                   fluctuations). This number represents 42.7%
                                                                   of our current outstanding stock.

Common stock to be outstanding after the offering................. Up to 468,186,976 shares

                                       2

Use of proceeds................................................... We will not receive any proceeds from the sale of the common stock.

Over-The-Counter Bulletin Board Symbol............................ IDNW

     The above information regarding common stock to be outstanding after the offering is based on 268,186,976 shares of common stock outstanding as of July 1, 2003 and assumes the subsequent conversion of all of the convertible debentures.

     The debentures underlying the Securities Purchase Agreement dated February 6, 2003, bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.05 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on its principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the debentures may be converted.

     We are filing an additional registration statement to provide additional shares of common stock in connection with the conversion of the debentures issued under the February 6, 2003 private placement,. The shares of common stock underlying the debentures issued pursuant to the May 9, 2003 Securities Purchase Agreement are not subject to this registration statement.

     The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholder" and "Risk Factor" sections for a complete description of the convertible debentures.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History of Losses, which May Continue, Requiring Us To Seek Additional Sources of Capital, Which May Not Be Available, Requiring Us To Curtail or Cease Operations.

     We incurred net losses from operations of $1,695,559 and $9,329,444 for the fiscal years ended December 31, 2002 and 2001, respectively. For the three months ended March 31, 2003, we incurred a net loss of $802,913. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if additional, well-financed competitors emerge or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

The Telecommunications And Internet Telephony Markets Are Highly Competitive And Our Failure To Compete Effectively Could Result in Additional Losses.

     With respect to prepaid calling cards, we compete with the largest telecommunications providers in the United States, as well as smaller, emerging carriers. We may also compete with large operators in other countries. An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. These competitors include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers, and that permit voice communications over the Internet. Many of our competitors are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. Competition from existing or new competitors could reduce our revenues from the sale of our virtual prepaid calling cards and other services. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations. Our ability to compete also depends on our ability to anticipate and adapt to rapid technological and other changes occurring in the telecommunications industry. We may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm us, resulting in more significant financial losses.

If The Internet Telephony And Prepaid Calling Card Markets Do Not Gain Market Acceptance By Potential Customers Our Operating Results Will Be Adversely Affected.

     We cannot be certain that Internet telephone service will gain market acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops more slowly than we expect, then our operating results will adversely affected.

We Have Experienced Delays In Upgrading Our Platforms In The Past And May Experience Delays In The Future.

     In the past, we have experienced delays when we have tried to upgrade our platform. If there are significant delays when upgrading our platform in the future with respect to developing new products, we may elect to abandon a potential product or service in favor of one that can be timely developed on a cost effective basis. There can be no assurances that we can successfully develop the software to enable us to offer new products or services. This may lead to losses incurred from abandoning a product or service that we have previously expended money to develop.

If We Are Not Able to Identify, Develop, Assemble, Market or Support Our Products Successfully or Respond Effectively to Technological Changes or Product Announcements by Competitors, We May Not Remain Competitive.

     Rapidly changing technology and new product introductions characterize the markets for our products. Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop or procure and introduce in a timely fashion new products that achieve market acceptance. We cannot assure you that we will be able to identify, develop, procure, assemble, market or support our products successfully or that we will be able to respond effectively to technological changes or product announcements by competitors.

We Rely On Third Party Contracts For Our Operations and Termination of These Contracts May Have a Materially Adverse Impact on Our Operations.

     Our success depends, in part, on our ability to continue to lease long distance telephone capacity from third parties at economic rates to serve the foreign countries we target. It also depends, in part, on our ability to maintain our contractual relationships with local terminating parties in those countries where we have Internet gateways. If we lose our leases or contracts or if these parties are unable to provide these services, we believe we could replace them. However, it would cause a disruption of our business until they are replaced. Also, any replacement leases or contracts may not be at rates or on terms as favorable to us.

     We depend on Internet service providers to provide Internet access to us and our customers. Our local terminating parties in foreign countries also rely on local Internet service providers for access to the Internet in their countries. If we lose our connection with our Internet service providers, we could not sell our virtual calling cards through our website, and web initiated calls could not be made by our customers, until the connection was reestablished. If a local terminating party in a foreign country loses its Internet connection, we could not route calls over the Internet to that destination until the connection was reestablished. These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be adversely affected.

     In addition, we rely on suppliers for our Internet storefront. There can be no assurance that any relationship between our company and any such third party will continue to be beneficial to us. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by us or that such third party products will not contain defects or errors. We may experience lost revenues due to the third party's delay in correcting defects in their products, delay in getting an adequate supply of their products to us, or from any resulting loss of market share.

Our Failure To Comply With Government Regulations Relating To The Internet Could Harm Our Operations.

     Uncertainties regarding the applicability of foreign, federal and state laws and regulations to the Internet may result in our violation of these laws and regulations. Our failure to comply with the laws and governmental regulatory requirements may result in, among other things, indemnification liability to business customers and others doing business with us, administrative enforcement actions and fines, and civil and criminal liability. The occurrence of one or more of these events could materially harm our business, results of operations and financial condition.

     The parties conducting business with us may be subject to similar foreign, federal and state regulation. These parties act as independent contractors and not as our agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a business customer to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on our reputation. The occurrence of one or more of these events could materially harm our business, results of operations, and financial condition.

We May Face Risks If New Laws Or Government Regulations Regarding The Internet Are Enacted.

     The laws relating to our business and operations are evolving and few clear legal precedents have been established. Most of the laws governing Internet transactions have not been substantially revised or updated to fully accommodate electronic commerce. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. Many of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through electronic commerce, particularly content, marketing, advertising and taxation related to Internet operations, any company providing services through the Internet or other means of electronic commerce will face compliance uncertainty. Further, the adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet. These results could decrease the demand for our services or increase our cost of doing business, each of which would cause our revenues to decline and harm our business.

The Failure To Manage Our Growth In Operations And Hire Additional Qualified Employees Could Result In Additional Losses And Lower Revenue.

     The expected growth of our operations place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

        o        transaction processing methods;
        o        operations and financial systems;
        o        procedures and controls; and
        o        training and management of our employees.

     Competition for personnel is intense, and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could result in additional losses and lower revenue. We Have Entered Into a Letter of Intent with GBLK Communication Inc. to Acquire Its Assets, of Which There Can Be No Assurances Provided That We Will Enter Into A Finalized Agreement In Connection With This Acquisition and, Further, In the Event That This Acquisition is Finalized, There Can be No Assurances That the Assets of GBLK Communication Inc. Will Conribute to the Revenue or Net Income of Our Company.

     On May 8, 2003, we entered into a letter of intent to purchase various hardware and source code from GBLK Communications LLC in consideration for 30,000,000 restricted shares of common stock and our assumption of approximately $36,000 in liabilities owed by GBLK Communications. There can be no guaranties that we will be able to finalize the transaction and that we will acquire these assets. Further, in the event that we do consummate this asset acquisition, the success of the acquisition will depend, in part, on the ability of management to realize the anticipated growth opportunities and synergies from incorporating the assets of GBLK Communications with our company. To realize the anticipated benefits of this combination, members of our management team must develop strategies and implement a business plan that will effectively incorporate these assets into our business. If members of our management team are not able to develop strategies and implement a business plan that effectively incorporates these assets into our business operations, then our revenue and net income may be negatively impacted.

We Have a Tangible Net Worth Deficit And A Going-Concern Uncertainty In Our Certifying Accountant's Financial Statement Report, Either Or Both Of Which May Make Capital Raising More Difficult And May Require Us To Scale Back Or Cease Operations.

     We have a tangible net worth deficit of $21,834,743 as of our latest balance sheet dated March 31, 2003. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date, we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern uncertainty which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date, we have successfully funded our operations by attracting additional equity investments and small issues of debt. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

     As of July 1, 2003, we had 268,186,976 shares of common stock issued and outstanding and convertible debentures outstanding under the Securities Purchase Agreement dated February 6, 2003 that may be converted into an estimated 86,675,650 shares of common stock at current market prices. In addition, we also have outstanding warrants issued under the Securities Purchase Agreement dated February 6, 2003 to purchase 2,250,000 shares of common stock. Further, pursuant to the Securities Purchase Agreement dated May 9, 2003, we have convertible debentures outstanding that may be converted into an estimated 125,000,000 shares of common stock at current market prices and warrants to purchase 1,500,000 shares of common stock. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures, or the convertible debentures that we are committed to issue, may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

     As of June 25, 2003, $346,702.60 principal amount of secured convertible debentures were issued and outstanding pursuant to the Securities Purchase Agreement dated February 6, 2003 and $500,000 principal amount of secured convertible debentures were issued and outstanding pursuant to the Securities Purchase Agreement dated May 9, 2003. The debentures issued pursuant to the May 2003 Securities Purchase Agreement are not being registered pursuant to this registration statement. The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price. If converted on June 25, 2003, our outstanding debentures would have been convertible into approximately 211,675,650 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock.

     Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the debentures. The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the debentures may be converted are being registered pursuant to this registration statement.

     Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures outstanding in the amount of $846,702.60 (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of July 1, 2003 of $0.01.

                                       Number       % of
% Below   Price Per    With Discount  of Shares   Outstanding
Market       Share       at 60%       Issuable      Stock

25%         $.0075       $.0030       282,234,200   52.79%
50%         $.0050       $.0020       423,351,300   62.66%
75%         $.0025       $.0010       846,702,600   77.04%

     As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. In the event that the market price of our shares substantially decreases below the current market price, we may not have an adequate number of shares of common stock to support the conversion of all of our convertible debentures.

     As of July 1, 2003, warrants to purchase 3,750,000 shares of common stock issued to the purchasers of the debentures were outstanding. These warrants are exercisable over the next five years at a price equal to $.05 per share with respect to the warrants issued pursuant to the February 2003 Securities Purchase Agreement and $.01 per share with respect to the warrants issued pursuant to the May 2003 Securities Purchase Agreement, which price may be adjusted from time to time under certain antidilution provisions. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

     As of July 1, 2003, 166,666 shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures. As of July 1, 2003, there were 262,186,976 shares of common stock outstanding.

The Continuously Adjustable Conversion Price feature of our Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

     The convertible debentures are convertible into shares of our common stock at a 60% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

     The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The Issuance of Convertible Debentures with In-the-Money Conversion Features and Warrants will Result in Significant Future Charges to our Statement of Operations

Our current convertible debentures, which are convertible at a discount of 60% discount from the market price of our common stock, require us to value the conversion feature and record this amount as a discount on the debentures. This discount is amortizable to operations as non-cash interest charges over the periods up to which the debentures or portions of the debentures can be first converted. Warrants issued in connection with our convertible debentures are recorded at fair value as a discount on the debentures and amortized to operations as non-cash interest charges over the life of the debentures. Collectively, these discounts can equal the face amount of the debentures resulting in significant non-cash interest charges being amortized to our future statements of operations. As we may issue future convertible debentures under similar terms additional significant non-cash interest charges will also be charged to our future statements of operations. These charges will have a negative impact on our future results of operations.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

     In February 2003, we entered into a Securities Purchase Agreement for the sale of an aggregate of $750,000 principal amount of convertible debentures. Further, in May 2003, we entered into a Securities Purchase Agreement for the sale of an aggregate of $3,000,000 principal amount of convertible debentures, which such debentures are issuable within the sole discretion of the investors. There is no guarantee that the investors will request that such debentures are issued. As of the date hereof, there are $346,702.60 and $500,000 in debentures currently outstanding pursuant to the February 2003 and May 2003 Securities Purchase Agreement, respectively. The convertible debentures are due and payable, with 12% interest, one year from the date of issuance, unless sooner converted into shares of our common stock. Any event of default as described in the convertible debentures could require the early repayment of the convertible debentures, including a default interest rate of 15% on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 32% of Our Stock; Their Interests Could Conflict with Yours; Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

     As of July 1, 2003, our executive officers, directors and affiliated persons beneficially owned approximately16.02% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     o    elect or defeat the election of our directors;
     o    amend or prevent amendment of our articles of incorporation or bylaws;
     o effect or prevent a merger, sale of assets or other corporate transaction; and
     o control the outcome of any other matter submitted to the stockholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds of any such sales for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "IDNW". Our common stock has been quoted on the OTCBB since December 1999.

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.


                          High($)      Low ($)
                         ------      --------
    2000

Third Quarter             0.94         0.54
Fourth Quarter            0.44         0.05

    2001

First Quarter             0.156        0.016
Second Quarter            0.13         0.03
Third Quarter             0.08         0.03
Fourth Quarter            0.05         0.03

    2002

First Quarter             0.04         0.02
Second Quarter            0.05         0.01
Third Quarter             0.05         0.01
Fourth Quarter            0.08         0.02

     2003

First Quarter             0.04         0.01
Second Quarter            0.01         0.01
* As of July 1, 2003.


HOLDERS

     As of July 1, 2003, we had approximately 768 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Madison Stock Transfer, Inc., 1688 East 16th Street, Brooklyn, New York 11229.

     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.


EQUITY  COMPENSATION  PLAN

     The Company does not presently have an equity compensation plan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;
     o contain projections of our future results of operations or of our financial condition; and
     o    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

     We were incorporated in May 1997 as a Nevada Limited Liability Corporation as WoodComm LLC. In April 1999 WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc. (WCI).

     In December 1999, Desert Springs Acquisition Corporation (Desert Springs) acquired all of the issued and outstanding common shares of WCI in exchange for 30,930,000 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

     In January 2000, Desert Springs Acquisition Corp moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc. (a Nevada corporation).

Generation of Revenue

     We derive our revenues from two different sources, through the direct sales of our products over the Internet and through our own direct sales force and secondly through the wholesale of our products and services through independent retail and wholesale channels of distribution. Revenues from the sale of our phone card products, whether sold directly by us or through our independent retail and wholesale channel, are deferred and recognized as calling services are used. Revenue from our wholesale phone services are recognized as phone traffic flows over our network.

     All Internet sales of our products are made over the Internet primarily through credit card purchases. We use credit card processing companies to verify credit cards.

     Since inception, we have incurred significant losses and, as of March 31, 2003, had an accumulated deficit of $21,798,223. We expect operating losses and negative cash flow to continue through at least the foreseeable future. We expect to incur additional costs and expenses related to:

     o marketing and advertising related to product sales and brand development;
     o    the expansion of our telecommunications network into other countries;
     o the continued development of our website transaction processing and network infrastructure;
     o    development and improvement of additional products and services;

     o    the hiring of additional personnel; and
     o the payment of commissions to various Internet companies for marketing products to their customers.

     We have a limited operating history on which to base an evaluation of our business and prospects. You must also consider our prospects in light of the risks, expense and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, we must, among other things, maintain and expand our customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to process customers' orders and payments, improve our Web site, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure stockholders that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

Critical Accounting Policies

     We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

     In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Valuation of Equity Instruments Issued in Connection with Convertible Debt Securities and Embedded Conversions Features

     We record as a component of interest costs in our statement of operations amortization of in-the-money conversion features on convertible debt accounted for in accordance with EITF 98-5 and 00-27, amortization of discounts from warrants issued with debt securities in accordance with APB No. 14 based on their relative fair values, and any value associated with inducements to convert debt in accordance with Statement of Financial Accounting Standards No. 84 (SFAS No 84).

     Assigning fair value to warrants issued in connection with our convertible debt securities involves a number of variables, some of which are subject to certain judgments that impact the valuation. We use the Black-Scholes option-pricing model to estimate fair value of those warrants issued in connection with our convertible debt. The assumptions for annual volatility and estimated life of the warrants are subject to judgments that impact the valuation of the warrants. We estimate our expected future volatility by reviewing the previous historical volatility of our stock immediately preceding the issuance of the warrants. We also estimate the expected future life of warrants issued as the contractual term of the instrument. We believe that these are the best estimates of each variable based on our past history and current circumstances.

Results of Operations

Results of operations for the three months ended March 31, 2003 and 2002.

     Revenue increased $522,181 (47%) from $1,103,213 to $1,625,394 for the three months ended March 31, 2002 and 2003, respectively. Our retail revenue grew approximately $811,000 (189%) from $682,000 to $1,493,000 for the three months ended March 31, 2003 over 2002. This increase is due to the addition of new phone cards to serve a new market, and further penetration into current markets in our retail segment. Our wholesale revenue decreased approximately ($289,000) (67%) from $421,000 to $132,000 for the three months ended March 31,
2002 and 2003, respectively. This decrease is due to the termination of a significant contract with a provider of telecommunications services that we have not been able to replace.

     Cost of sales consists primarily of the costs of providing termination of long distance traffic over our networks and the wholesale cost of products purchased for resale by us. Cost of sales increased $494,515 (46%) from $1,084,370 (including $56,010 of depreciation) to $1,578,885 (including $57,176 of depreciation) for the three months ended March 31, 2002 and 2003, respectively. The increase was primarily attributable to our increased sales volume in our retail segment. Gross profit (including depreciation) increased from 2% at March 31, 2002 to 3% at March 31, 2003. These low margins are indicative of increasing competition in the markets that the Company serves. We are continuously negotiating and renegotiating contracts in our current and new markets. As a result, existing margins may not necessarily be indicative of future margins.

     Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expense. Selling, general and administrative expenses net of depreciation increased $185,533 (42%) from $444,147 to $629,680 for the three months ended March 31, 2002 and 2003, respectively. The increase is primarily due to an increase in employee expenses, as the Company has grown, of $100,000. The remaining approximately $86,000 increase is due to additional professional fees incurred in securing funding and increase office expenses for supporting our larger staff. Selling, general and administrative expenses are expected to decrease as a percentage of revenue in future periods because our existing company infrastructure will allow increases in revenues without having to incrementally add overhead. However, we expect these expenses to increase in absolute dollars as we continue to pursue advertising and marketing efforts, expand our network termination locations worldwide, expand our staff and incur additional costs related to the growth of our business and being a public company.

     Depreciation expense increased $16,601 (63%) from $26,334 to $42,935 for the three months ended March 31, 2002 and 2003, respectively. This increase resulted from the purchase of approximately $630,000 of network equipment in the second half of 2002.

     Interest expense increased $49,923 (39%), from $126,884 to $176,807 for the three months ended March 31, 2002 and 2003, respectively. This non-cash increase is due to the assumption of a new convertible note payable in 2003. The Company expects interest expense to remain constant or increase in 2003, due to the convertible note issued in February of 2003, and other debt the company may incur in 2003.

     Net loss from continuing operations of increased $224,391 (40%), from $(578,522) to $(802,913) for the three months ended March 31, 2002 and 2003, respectively. This increase in loss is primarily related to increase in our overhead to support our increased staff, and the time involved in the development and generation of new sources of potentially higher margin revenue.

     For the three months ended March 31, 2002, the Company had a gain of $20,617 from the discontinuation of the operations of 2Sendit. This segment was discontinued in the third quarter of 2002 due to market conditions of the broadcast fax industry and the loss of a significant customer.

Years ended December 31, 2002 and 2001

     The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                                       Year ended
                                                      December  31,
                                                  2002             2001

Total revenue .......................            100.0%            100.0%
Cost of sales .......................             87.1              77.4

Gross margin ........................             12.9              22.6
Selling, general and administrative .             26.1              53.4

Operating loss ......................            (13.2)            (30.8)
Interest income (expense)  ..........             (4.7)            (18.3)

Loss on extinguishment of debt ......             (3.5)              --
Gain from write off of liabilities ..              6.8               --
Gain from settlement of vendor
 Contract ...........................             10.1               --

Net loss from continuing operations .             (4.5)            (49.1)
Loss from discontinued operations ...            (10.1)           (192.6)


Comprehensive Loss ..................            (14.6)           (241.7)

     Revenue increased approximately $7,713,963 (200%) from $3,861,315 for the year ended December 31, 2001 to $11,575,278 for the year ended December 31, 2002. We have two material lines of business, providing Internet-based voice telecommunications to customers around the world via retail pre-paid phone cards and the wholesaling of phone minutes over our growing VOIP network. Revenue attributable to the Internet based voice communications phone card segment was approximately $4,316,000 and $3,232,000 for the years ended December 31, 2002 and 2001, respectively. Sales of phone cards increased approximately $1,100,000 million due to the addition of a new phone card, and increasing market share of our existing cards. Revenue attributable to the wholesaling of phone minutes was approximately $7,259,000 and $631,000 for the years ended December 31, 2002 and 2001, respectively. Revenues from resale services increased approximately $6,500,000 million from 2001. This increase was due to profitable contracts for resale minutes over our VoIP network. These contracts were lost in 2002. As of the date of this filing, we have not been able to replace the revenue generated by the contracts. Management believes that the loss of the contracts is an ordinary business risk and that the revenue will be replaced.

     Cost of sales consists primarily of the costs of termination of long distance traffic over our networks and the wholesale cost of products purchased for resale by us. Cost of sales increased $7,097,328 (237%) from $2,986,797 (including $262,014 of depreciation) to $10,084,125 (including $211,708 of depreciation) for the years ended December 31, 2001 and 2002, respectively. The increase was primarily attributable to our increased sales volume in both retail and wholesale. Gross profit(including depreciation) decreased from 22.6% at December 31, 2001 to 12.9% at December 31, 2002. This 43% decrease was primarily attributable to an increase in vendor rates for phone card traffic. We are continuously negotiating and renegotiating contracts in its current and new markets. As a result, existing margins may not necessarily be indicative of future margins.

     Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expense. Selling, general and administrative expenses net of depreciation increased $1,271,953 (78.5%) from $1,620,229 to 2,892,182 for the years ended December 31, 2001 and 2002, respectively. The increase is primarily due to expenses related to our Dibz product of approximately $780,000 in 2002, and increase in stock issued for services in the amount of approximately $490,000. Selling, general and administrative expenses are expected to decrease as a percentage of revenue in future periods because our existing company infrastructure will allow increases in revenues without having to incrementally add overhead. However, we expect these expenses to increase in absolute dollars as we continue to pursue advertising and marketing efforts, expand our network termination locations worldwide, expand our staff and incur additional costs related to the growth of our business and being a public company.

     Depreciation and amortization expense decreased $307,117 (70%) , from $441,643 to $134,566 for the years ended December 31, 2001 and 2002, respectively. This decrease is primarily attributable to certain assets becoming fully depreciated during 2002.

     Interest expense decreased $163,933 (23.2%), from $706,955 to $543,022 for the years ended December 31, 2001 and 2002, respectively. This non-cash decrease is due to the extinguishment of convertible debt in the 2002. The Company expects interest expense to remain constant or increase in 2003, due to the convertible note issued in February of 2003, and other debt the company may incur in 2003.

     We incurred a $400,258 loss from the early extinguishment of convertible debt issued in 2001. The debt was retired with available cash to reduce dilution of our stockholders interests

     We recorded a $787,992 gain from extinguishment of accounts payable to a phone services carrier. This payable was originally incurred previous to iDial Networks, Inc. becoming a public entity. However, this payable was incurred by an entity that was not brought forward into the corporation that was acquired by Desert Springs Acquisition Corporation. We believe that we no longer have a liability to this carrier for the above stated reasons.

     We recorded a $1,169,589 gain on settlement of a vendor contract with a provider of telephone services for our Voice-over-Internet-Protocol Network. We signed a settlement agreement and release of all claims related to the contract, and, as a result, recorded a gain on the contract due to payables incurred under the contract that were forgiven by the provider at settlement.

     The Company had a net loss from continuing operations of ($519,478) for the year ended December 31, 2002 or a decrease in loss of 72.5% from the year ended December 31, 2001. This overall reduction in loss from continuing operations is due to favorable contracts in 2002 for resale services as well as the Companies efforts to consolidate its operations and focus on developing its Voice over internet protocol network.

     In 2002, we recorded a loss from the disposal of discontinued operations of ($1,176,081) compared to a loss of ($7,435,095) in 2001. The 2001 loss resulted from the write off of the operations and net assets of Whoofnet. The loss recorded in 2002 consists of several factors:

     o a gain of $229,620 for the write off of the remaining Whoofnet liabilities due to the default judgment against Whoofnet allowing us to effectively reverse the purchase of Whoofnet. Based on this judgment in our favor the Company believes that it no longer has obligations related to Whoofnet;

     o    the write off of 2Sendit goodwill of $1,448,472; and

     o a gain of $42,771 was generated by the discontinuation of the profitable operations of 2Sendit. 2Sendit was discontinued due to changes in the broadcast fax market that would have restricted future revenue generation, as well as the loss of a significant customer at the end of 2001. Management believes that the discontinuation of these two segments has and will continue to free up resources needed to continue development of our core telecommunications network.

Liquidity and Capital Resources

As of March 31, 2003, we had no cash on hand and approximately $222,000 of accounts receivable currently due. As of that date, our principal cash requirements consisted of obligations for long distance transmissions, and other payables incurred in the normal course of business. As of the three months ended March 31, 2003, our cash generated from operations has not been sufficient to meet all of our operating obligations.

Net cash used in operating activities was ($685,355) and ($8,213) for the three months ended March 31, 2003 and 2002, respectively. This increase in funds used in operations was primarily due increased selling, general and administrative costs and tightening of credit terms from carriers of phone services. We are actively working on expanding our prepaid phone card business to increase cash flow. In December 2002 and April 2003, we added new sales agents to help distribute new phone cards to new international markets. We are continuing to seek new agents to market phone cards as well as exploring potentially higher margin revenue sources over its existing network.

     Net cash from (used in) investing activities was substantially unchanged from the first quarter of 2002 as we did not have any asset additions or sales in the first quarter of 2003. However subsequent to the end of the first quarter 2003, we have engaged in negotiations and are scheduled to finalize an a target company during the second quarter 2003. We have provided a deposit in the form of 30,000,000 shares of restricted stock until an agreement can be finalized.

     Net cash provided by (used in) financing activities was $663,588 and ($33,484) for the three months ended March 31, 2003 and 2002, respectively. The increase was mainly due to the convertible note payable issued in February 2003. We expect to obtain additional financing to fund growth and to develop new potential products and technologies.

     We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of debt and/or equity instruments.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on February 6, 2003 for the sale of (i) $750,000 in convertible debentures and (ii) warrants to buy 2,250,000 shares of our common stock. The investors have provided us with an aggregate of $750,000, which such debentures were previously registered. As of the date hereof, $403,297.40 of the principal of the debentures has been converted and there is currently outstanding debentures in the aggregate principal amount of $346,702.60. The debentures will be considered to be in default if sales of the underlying common stock cannot be made under a registration statement, for any reason, for a period of 20 consecutive days. This prospectus relates to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the February 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.05 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.05 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     Due to our continued need for funding, on May 9, 2003, we entered into a Securities Purchase Agreement with unrelated investors, which provides the investors with the ability to invest up to $3,000,000 in our company. In exchange for such investment, the investors receive a convertible debenture and three warrants for every dollar invested. All future investments under the Securities Purchase Agreement are within the sole discretion of the investor. As of the date hereof, we have issued a convertible debentures in the amount of $500,000 and have received $197,688 (net of fees of $52,312) on May 9, 2003 and $193,182.94 (net fees of $56,817.06) on June 23, 2003. This funding is being used to fund current obligations and revenue expansion. This prospectus does not relate to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the May 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.01 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.01 per share. We have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. In addition, upon termination of this private placement, we are obligated to file a registration statement covering the resale of the shares of common stock underlying the debentures and obtain effectiveness of such registration statement within 90 days from the date of filing. If we are unable to obtain such effectiveness, the debentures will be considered to be in default.


Contractual Obligations and Commitments

     We have extended our office lease for our administrative offices in The Woodlands, Texas through April 30, 2006.

     The following table sets forth a summary of our contractual obligations and commercial commitments as of May 31, 2002:

        Year Ending           Long-Term       Operating
        December 31,          Debt (1)         Leases            Total

        2003..........        $      -        $ 26,856         $  26,856

        2004..........          846,703         46,040           892,743
        2005..........               -          43,964            43,964
        2006..........               -          16,353            16,353
        Total.........        $ 846,703       $133,213         $ 979,916

(1) Contractual obligations of our convertible debt are based upon the stated maturity date of the instruments in which we are required to redeem these notes for cash. The holder has the option to convert the principal balances into shares of our common stock, subject to certain limitations, prior to the maturity dates on these notes.

Recently Issued Accounting Pronouncements

     In April 2003, the SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued. This statement amends and clarifies the accounting and reporting for derivative instruments, including instruments embedded in other contracts such that contracts with comparable characteristics are accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003.

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     We are currently assessing what impact, if any, SFAS No. 149 will have on our financial statements.

     In May 2003, the SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. This statement establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. Many instruments that were previously classified as equity will be required to be reported as liabilities under SFAS No. 150. This statement is effective for financial instruments entered into or modified after May 31, 2003 and at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable instruments.

     Currently we do not expect SFAS No. 150 to have a material effect on our financial statements.

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
                                    BUSINESS

     We were incorporated in May 1997, as a Nevada Limited Liability Corporation as WoodComm LLC. In April 1999, WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc. In December 1999, Desert Springs Acquisition Corporation acquired all of the issued and outstanding common shares of WoodComm International in exchange for 30,903,000 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with WoodComm International as the acquirer). WoodComm International is considered the surviving entity. The historical financial statements prior to the merger are those of WoodComm International. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

     In January 2000, Desert Springs moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc. (a Nevada corporation). Our administrative offices are located at 2204 Timberloch Place Suite 225, The Woodlands, Texas 77380. Our telephone number is (281) 465-3100 and our website can be found at www.idialnetworks.com. The information on our website is not part of this Form SB-2.

     We provide telecommunication services to customers around the world. These services include pre-paid telephone calling cards and reduced rate telephone calls using the Internet. Telephone calls that are initiated over the Internet combine user-friendly account tracking (i.e. monitoring on-line billing and call records) with the low tariffs of Unites States based telecommunications carriers, via calling centers accessed directly from home to anywhere in the world.

     In August 2000, we acquired 100% of the stock of Whoofnet.com, Inc. in exchange for the issuance of 9,893,500 shares of our common stock. In 2001 we discontinued the operations of Whoofnet.com due to alleged fraud and misrepresentation by the former owner. In 2002, in conjunction with a default judgment in our favor against the former owner of Whoofnet.com, we wrote off the remaining liabilities of Whoofnet.com.

     In November 2000, we acquired 100% of the stock of 2sendit.com, Inc. in exchange for the issuance of 4,199,998 shares of our common stock. In 2002, we discontinued the operations of 2Sendit, due to loss of a major customer in late 2001 and overall tighter restrictions in the broadcast fax industry.

     In April of 2002, we incorporated a new wholly owned subsidiary, Dibz, Inc. Dibz produces and markets the "Dibz card" which is a prepaid "stored value" card that can be used to purchase online digital content and to make discount phone calls. For the year ended December 31, 2002, Dibz was still in the development phase and had no significant revenue.

Overview

     We develop applications that are delivered to its customers over the internet, providing internet and wireless services. We believe that the Internet is an increasingly significant interactive global medium for communication, information and commerce.

     We have two material lines of business, providing Internet-based voice telecommunications to customers around the world via retail pre-paid phone cards and the wholesaling of phone minutes over our growing VOIP network. Revenue attributable to the Internet based voice communications phone card segment was approximately $4,316,000 and $3,232,000 for the years ended December 31, 2002 and 2001, respectively. Revenue attributable to the wholesaling of phone minutes was approximately $7,259,000 and $631,000 for the years ended December 31, 2002 and 2001, respectively.

     Emergence of Internet Telephony. Internet telephony, the ability to make voice-based telephone calls over the internet, has emerged as a low cost alternative to traditional long distance telephone services. Internet telephone calls are less expensive than traditional international long distance calls primarily because these calls are routed over the Internet or through data networks. The use of the Internet bypasses a significant portion of international long distance networks and the relevant tariffs. Also, routing

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
calls over the Internet is more cost-effective than routing calls over traditional telephone lines because the packet-switching technology that enables Internet telephony is more efficient than traditional telephone technology. Packet-switching, unlike traditional telephone networks, do not require a fixed amount of bandwidth to be reserved for each call. This allows voice and data calls to be pooled, which means that packet networks can carry more calls with the same amount of bandwidth. This greater efficiency creates cost savings that can be passed on to the consumer in the form of lower long distance rates.

     Prepaid Calling Card Industry. The market for prepaid calling cards has grown significantly since 1993. This growth is attributed to three trends according to industry sources. First, the larger telecommunications companies have come to understand the strategic and financial benefits of prepaid calling cards. Second, consumers are becoming more aware of various advantages of prepaid cards. Third, businesses are beginning to purchase prepaid calling cards as a means of controlling telephony costs and simplifying record keeping. We believe that the affordable pricing, convenience and enhanced features of prepaid calling cards has attracted price sensitive customers, business travelers, international callers and other users of long distance service. Also, while prepaid calling cards are relatively new in the United States, they have been widely used and accepted method of making telephone calls in Europe and Asia since the 1970's.

Our Telephone Service Products

Calling Cards

     We sell virtual prepaid cards over the Internet and physical prepaid cards through traditional retail outlets. We consider our Internet Phone Cards "virtual" because we do not issue a physical card. Once sold, the calling card can be used immediately to make international and domestic long distance calls.

     Our web system functions as follows:

     o    A potential customer accesses our website;

     o the customer follows the prompt to enter the credit card information to purchase the virtual calling card;

     o we verify the credit card within seconds and the confidential PIN and display a toll free number customer to record; and

     o the virtual calling card can be used immediately to place a call via the Internet or traditional phones. We then store the customer information on our database for future reference.

     Our Internet calling cards give us the flexibility of promptly changing the rates and features to respond to changing consumer demand, rather than having an inventory of physical cards with set features that cannot be changed until all are recalled or used. This also allows us to offer and test several different types of virtual calling cards with varying pricing features, thus providing a greater selection to our customers.

     Our website is accessible 24 hours per day, seven days a week, so we are not constrained by the hours that a traditional retail store would be open for business. Our website may also be reached from the customer's home or office. This means the customer is not required to physically travel to another location to make a purchase and receive delivery. Our online purchasing and delivery also allows us to deliver a broad selection of products to customers worldwide in rural or other locations that do not have convenient access to physical stores.

     U.S. Access. Our U.S. Access calling cards provide access to our network from the United States to more than 241 countries and territories. When using the U.S. Access calling card for a call from the United States to another country, the customer uses a touch tone telephone to dial a toll free number and enters the PIN and the telephone number the customer seeks to reach. Our enhanced services platform determines the calling card is valid and the number of call minutes remaining on it, based on the rate for the country being called. The platform then completes the call and reduces the available credit balance on the calling card at the conclusion of the call.

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
     World Access. When using the World Access calling card for a call from another country to the United States or from country to country outside the United States, the customer initiates the call through the Internet by accessing our website. On our web page, a form is displayed and the customer enters the telephone number where he or she is, the telephone number he or she wants to call and his or her PIN and then "clicks" on the call button. This information is transmitted over the Internet to our platform. The platform determines the virtual calling card is valid and has a sufficient balance and then routes a call to the customer at the number where he or she is. When the customer answers, the platform completes the call by connecting to the number the customer wanted to call. From our website, these features allow customers to make calls from anywhere in the world at our international United States long distance rates using the virtual calling card and Internet access to our website and platform.

     We have integrated the economics of Voice-Over-Internet-Protocol technology, the conversion of voice data into digital data for transmission over the Internet, with the convenience of conventional telephone services to enable Internet initiated telephone services. With this iDial technology, we are able to offer consumers and businesses telephone services at costs approaching the wholesale rates of carriers. Unlike some competitors who offer personal computer to phone services, iDial's web based services are provisioned via the Internet but all calls are currently made phone to phone. The majority of PC owners do not have microphones and telephony services. iDial delivers high-quality traditional and Voice-Over-Internet-Protocol telephony services to consumers and businesses, with the following benefits:

     o telephone calls are a fraction of the cost of traditional long distance service;

     o we offer high quality voice transmissions by integrating traditional telephone services and packet-switching technologies;

     o designed for convenience and ease of access from anywhere in the world, an Internet connection and a standard Internet browser such as Netscape or Microsoft Internet Explorer is all that is required. Lacking an Internet connection, the customer may dial a toll free or local access number from any telephone or fax machine in the US to access our network as well;

     o our services enable users to speak with anyone worldwide with a single click of a button. On-line retailers could use this technology to connect customers to sales representatives when browsing their web sites and increase the likelihood of consummating the on-line sale;

     o the technologically advanced design allows for the expansion of the network capacity by the simple addition of switches, and the ability to seamlessly reroute traffic if problems arise;

     o our customers are able to make calls by opening a prepaid account using credit cards, wire transfers or checks, and can access their accounts via the Internet to view their call history, account balances, or to increase their prepaid amounts;

     o we offer real-time customer support in multiple languages, and the integrated billing and call management system provides service representatives with immediate access to customer accounts; and

     o we have integrated the economics of Voice-Over-Internet-Protocol and Wireless Application Protocol technology with the convenience of conventional telephony to enable web initiated telephone services. With this technology, we are able to offer consumers and businesses telephone services at costs approaching the wholesale rates of carriers.

Our Wireless Services

     Wireless Application Protocol is an industry term for the standard technology used to provide Internet communications and advanced telephony services on digital mobile phones, pagers, personal digital assistants, and other wireless terminals. We believe the wireless market is embracing Wireless Application Protocol technology.

     We have developed a plan to be "first to market" with Wireless Application Protocol connectivity to our services. We believe that a tremendous opportunity exists to:

     o immediately provide low cost international long distance services to Wireless Application Protocol enabled phones through our technology; and
     o incorporate Wireless Application Protocol access into the our portal, giving them the same carrier choices as our traditional users.

     We have developed and applied for patents for applications to enable Personal Digital Assistants such as the Palm Pilot VII to instantly connect with the iDial site and avail themselves of our long distance services. A similar application for the new Microsoft Pocket PC has also been completed. We will continue to develop Wireless Application Protocol enabled products and services to insure that its core products will always be easily accessible by wireless devices.

Additional Services

     Additionally we are currently offering traditional prepaid phone cards and Voice-Over-Internet-Protocol services based on iDial technology under the following brand names for which various trade and service marks are registered.

NetPhoneCard - www.netphonecard.com Web initiated worldwide phone calls with US dial tone and low tariffs.

Our International Networks

     Our Enhanced Services Platform. Our enhanced services platform is a specialized telephone switch based on technologies from Cisco, Microsoft and Dialogic (a wholly owned subsidiary of Intel Corp.). It is connected to our website, data base, and to our network of outgoing and incoming telephone lines and Internet lines. It sets up all customer account and PIN information when a calling card is purchased and immediately activates the calling card so it can be used at the time of purchase. The platform also accepts and evaluates all calls from calling card holders over the toll free number and over the Internet and confirms the validity of the calling card and remaining balance. We have also programmed into the platform a lowest cost routing matrix, which is simply a program that selects the lowest priced route from our multiple carriers. This means our platform will select the cheapest route to send a call based upon where we have established gateways, which are central locations housing the equipment necessary to send and receive calls internationally. We believe our platform can currently support approximately 4128 simultaneous calls and process over 60 million minutes of traffic per month. Our platform is expandable to carry more traffic by adding additional telephone lines and equipment. Focusing on the international market, the use of our platform is spread throughout the day as a result of the different world time zones.

     We plan to develop and offer new products and services, which may require modifications and enhancements to our platform. For any modifications or enhancements, we will either contract with the manufacturer to develop new software or we may develop the software, or a combination of both. In the past, we have experienced delays when we have tried to upgrade our platform. If the software cannot be developed cost effectively, or there will be significant delays, we may elect to abandon a potential product or service in favor of one that can be timely developed on a cost effective basis. There can be no assurances that we can successfully develop the software to enable us to offer new products or services.

     Our Internet Gateway Network. As of December 31, 2002, we had international gateways operational in Sri Lanka and Thailand. As of such date, we also had domestic gateways operational in Los Angeles and New York. We intend to place Internet gateways in various other countries. Before we place a gateway in another country, we enter into contractual relationships with local persons or entities to operate them. We typically own or lease the gateway or have the right to purchase it and the local person or entity is responsible for procuring local Internet provider connection and local telephone lines and complying with local law. Our contracts with the local person or entity are generally for a one-year term and are renewable unless either party declines to renew. We pay the local person or entity a negotiated rate per minute for terminating or originating calls through the gateway.

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
     Our gateways allow for high quality transmission through the Internet. The historical poor sound quality of voice transmission through the Internet is due to the fact that the Internet was not created for simultaneous voice traffic. Unlike conventional telephone communication lines, in which the entire line is reserved for a call, Internet telephony, the transmission of voice data over the Internet, uses packet-switching technology, which translates and divides voice data into discrete packets of digital data that are transmitted individually over the Internet and then retranslated into voice data at their destination. These packets of data travel through several separate routes in order to reach their destination, which may increase the chances of misrouting, and delays in transmission and reception. The software in our gateways connect the packet switched data transmitted over the Internet to traditional public telephone networks in such a manner that virtually eliminates the delay in transmission normally involved in Internet voice transmission and the resulting pause and echo effect.

     Our Internet gateways enable us to route voice quality calls through our enhanced services platform to and from the country via the public Internet or private intranet networks such as a frame relay network. The cost of these calls is based on the local telephone rates for the country where the gateway is located. They are not based on internationally or local long distance rates.

     Our Leased Lines Network. We also lease international telephone lines to transmit calls. Our lease agreements obligate the carriers to complete the transmission of calls routed by us to them at different rates for different countries and territories.

     With these agreements, we have access to more than 241 countries and territories. Leased capacity is typically obtained on a per-minute basis or point-to-point basis. Our agreements are typically one-year agreements with 30-day cancellation rights by either party. Rates are based on volume and adjusted approximately every 30 days. Our rates generally decline as volume increases. We are dependent on these carriers to complete the transmission of our calls, and the loss of one or more of them as a source for completion of our calls could have a material adverse affect on us. However, we believe there are numerous international long distance carriers that transport calls to the countries we desire to target and we believe we could replace a carriers if lost. If the rates of any replacement carrier are higher, or our existing carriers raise their rates, our profit margins would decrease. We may sell to other long distance carriers any excess line capacity we have. Excess line capacity is the remaining capacity on our telephone lines not used by us to transmit our own calls during any given month.

     Our Third Party Contracts. Our success depends, in part, on our ability to continue to lease long distance telephone capacity from third parties at economic rates to serve the foreign countries we target. It also depends, in part, on our ability to maintain our contractual relationships with local parties completing the transmission of our calls in those countries where we have Internet gateways. If we lose these relationships, we believe we could replace them. However, it would cause a disruption of our business until they are replaced, and the replacement leases or contracts may not be at favorable rates or on terms.

     During 2002 and 2003, we began rolling out our state of the art SIP (Session Initiation Protocol) infrastructure. Our SIP network powers our new broadband focus. The SIP protocol is one of the most advanced VoIP protocols and unlike its predecessors, which were modeled after traditional telephony protocols, SIP has the ability to scale with a distributed architecture and at a lower cost. SIP's superior attributes also include faster and more cost effective development and lower hardware requirements, which allows us to incur lower capital expenditure costs. During 2003, we intend to migrate our existing products and services to this new network. At the same time, we continue to build our SIP expertise through relationships with other SIP leaders such as Cisco and Microsoft.

Growth Strategy

     While a large number of companies specializing in the conversion of voice data to digital data for transmission over the internet, or Voice-Over-Internet-Protocol, have been formed in recent years, most focus on the build out and development of international networks in the effort to capture a high margin revenue base. We believe that in this very competitive landscape, offering many voice and data transmission options, leasing time (or purchasing minutes) on Voice-Over-Internet-Protocol networks will quickly become a commodity business, as the various competitors whittle margins to gain growth and market share.

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
     We intend to leverage our position in the Internet telephone communications market to make communications services readily available worldwide. Our strategy includes the following key elements:

     o Promote our services through direct sales and marketing and, through relationships with resellers and leading Internet hardware, software and content companies.

     o Strengthen and enhance our brand recognition by cooperatively marketing our Internet telephone communications services with leading companies in other market segments.

     Many e-commerce sites have discovered the necessity of having a customer service representative talk with potential buyers. However, traditional 800 numbers are still relatively expensive, and require some effort on the part of the customer to initiate the call. With our "Phone-me-now" technology, a simple click of a button will connect the customer with the seller's representative at very low rates. To further lower operating costs, we are exploring joint ventures with customer service centers in English speaking countries where wages are lower to make customer service more affordable for e-commerce companies.

Sales and Marketing

     We have developed a marketing strategy based on increasing customer traffic to our website and strengthening our brand name.

     Internet Advertising. We have taken a selective approach in our advertising strategy. We attempt to maximize the return from promotional expenditures by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our website. We identify a country and customer group to whom we desire to market our virtual calling cards.

     We place advertisements on various websites and Internet portals frequently visited by this customer group in the United States and abroad. These advertisements usually take the form of banner ads that encourage readers to click through directly to our website. We believe that placing banner advertising on these websites and portals may significantly increase our targeted exposure to prospective customers and increase our name identity.

     Other Methods. We will continually review other potential cost-effective methods of advertising and marketing our products and services through the Internet. Such methods may include the use of an affiliate program, chat rooms, video e-mail and other methods.

Customer Support and Service

     We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat purchases is dependent, in part, on the strength of our customer support and service operations and staff. Our customer support and service personnel are available Monday through Friday from 8:00 a.m. to 9:00 p.m. Pacific Standard Time and Saturday from 10:00 a.m. to 6:00 p.m. Pacific Standard Time, via telephone. In addition, we provide e-mail support staff 24 hours a day, seven days a week. These services include pre and post-sales support for orders and usage of our products and our customer service department responds immediately.

     Our website has been designed around industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. Our website provides 24 hour a day, seven days a week availability. Our website operations staff consists of systems administrators who manage, monitor and operate our website. The continued uninterrupted operation of our website is essential to our business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of our website. We provide our own connection to the Internet through voice and data network services provided by company named Global Crossing. We believe that these telecommunications and Internet service facilities are essential to our operation and we anticipate upgrading these facilities as volume and demand for our service grow.


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
Technology

     We use a combination of our own proprietary software applications and commercially available licensed technology to conduct our Internet and telephone routing operations.

     Proprietary Technology. We have developed proprietary customer software which permits a customer to purchase and receive our virtual calling cards on our website by using a credit card. We have also developed proprietary customer software to allow our world access virtual calling cards and phone collect PINs to initiate calls through regular telephone lines using our website and enhanced services platform. We have also developed various proprietary credit and fraud management applications, which aid us in checking credit and limiting fraudulent transactions.

     Our engineering staff consists of software development engineers and consultants employed by our wholly owned subsidiary in Sri Lanka. We historically have developed and expect to continue to develop proprietary software internally. Our engineering strategy focuses on the development of our website, which includes the enhancement of features and functionally of our existing software components, the development of additional new software components, and the integration of off-the-shelf components into our systems.

     Commercially Available Licensed Technology. Our strategy has also been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. We believe that this strategy enables us to reduce our operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows us to focus our development efforts on creating and enhancing the specialized, proprietary software applications that are unique to our business. Listed below are some of our key architectural components:

     o Multiple High speed links (10 megabits per second or greater each) to the Internet;

     o Clustered Servers for web and data base applications running Windows 2000 Server, Linux and Microsoft SQL Server 2000;

     o Microsoft Internet Information Server 5.0 has been chosen for its ability to secure sensitive customer information through SSL encryption; and

     o Microsoft SQL Server 2000 is a relational database. All customer names and addresses, PINs, number of purchases and call records are secured and stored within this database.

     We depend on Internet service providers to provide Internet access to us and our customers. The parties responsible for completing the transmission of our calls in foreign countries also rely on local Internet service providers for access to the Internet in their countries. If we lost our connection with our Internet service providers, we could not sell our virtual calling cards through our website, and web initiated calls could not be made by our customers, until the connection was reestablished. If a local party responsible for completing the transmission of our calls in a foreign country loses its Internet connection, we could not route calls over the Internet to that destination until the connection was reestablished. These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

     Our customers also rely on Internet service providers for access to the Internet. If our customers cannot access Internet, they cannot access our website to purchase virtual calling cards or make web initiated calls.

Future Products

     The market for broadband access services is projected to grow significantly over the next several years. Broadband access alone, however, is not a complete solution. As infrastructure pipes become commodities, maintaining margin and profitability on them is becoming increasingly difficult for service providers. We believe that broadband market success will be determined by the ability to

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
layer high-margin enhanced services and applications over the infrastructure. Market leaders will need innovative, value-added solutions to maintain customers, reduce churn and grow their customer base.

     We have been developing a suite of next-generation Broadband Phone products that we believe will encompass a rich sub-set of the voice-related services broadband providers will seek to deploy in the near-term. These products will build on our current service offerings, and include a more diverse set of devices (both hardware devices as well as "soft-phones") along with additional value-added functionality and features that will appeal to a wide potential customer-base such as voice mail and conference calling.

Government Regulation

     Regulation of the Internet. The United States Congress and the Federal courts have taken actions that, in some cases impose some forms of regulation on the Internet, and in other cases protect the Internet from regulation. This includes restrictions on some forms of content placed on the Internet. These regulations have had mixed success in the Federal courts. Conversely, Congress passed legislation in 1998 that imposed a three-year moratorium on the imposition of new taxes on Internet transactions. At the same time, numerous new bills have been proposed that would further regulate various aspects of Internet commerce, and ensure the continued deregulation of others. It is impossible to say at this time whether and to what extent the Internet may ultimately be regulated by the United States government.

     The European Union has also enacted several directives relating to the Internet, including one permitting European consumers to sue in their own country persons from another country retailing goods over the Internet. On the other hand, the G8 countries have recommended that digital products (such as our virtual calling cards) should be exempt from all import taxes and custom duties. As with the United States Congress, the European Union, and the governments of individual foreign countries, are actively considering propose legislation that could result in new regulations on the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, jurisdiction to sue, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of Internet and related technologies. As a result, these laws do not contemplate or address the unique issues of the Internet and related technologies.

     Potential Regulation of Internet Telephony. To our knowledge, there are currently no domestic and few international laws or regulations that prohibit the transmission of voice communications over the Internet. If Congress, the FCC, state regulatory agencies or governments of other countries impose substantial regulations relating to Internet telephony, the growth of our business could be adversely affected. In the United States, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation telecommunication services provided over the Internet. State public utility commissions may also attempt to regulate the provision of intrastate Internet telephony services. In late 1998 and early 1999, however, the FCC issued two decisions that suggest that all transmissions over the Internet may be jurisdictionally interstate, and these decisions may restrict the ability of state public utility commissions to regulate Internet telephony. Recently, however, a Colorado court ruled that Internet telephone service companies would be subject to payment of originating and terminating access charges to the incumbent provider. Imposition of such charges on our services would increase our costs. Internationally, a number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony.

     On April 10, 1998, the FCC issued a Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether any forms of "phone-to-phone" Internet Protocol telephony are information services, which are unregulated, or telecommunications services, which are fully regulated. The Report noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements. The FCC did, however, note that the record before it suggested that some forms of phone-to-phone Internet telephony appear to have the same functionally as non- Internet Protocol telecommunications services.

     While the FCC found that it needed a more complete record to establish new rules, it tentatively concluded that providers of phone-to-phone Internet telephony services should be treated like other providers of telephone service. This means that they should be required to make payments into Federal universal service subsidy programs. To date, the FCC has taken no further action, and has not imposed this obligation on Internet telephony providers. It may do so at some time in the future, however, and such a decision could have a material adverse effect on our business, increasing our costs, and the price at which we can offer our Internet telephony services.

     Regulation of Leased Lines and Carriers. When we lease long distance telephone capacity from third-party carrier, we rely on them to comply with local laws and regulations. We have no control over the manner in which these companies operate in these countries. Foreign regulatory, judicial, legislative or political entities may raise issues regarding the compliance of these companies with local laws or regulations, or limit their ability to carry our calls.

     State Laws. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues could reduce demand for our services or increase the cost of doing business. In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws. We are qualified to do business in Nevada, Florida, Colorado, California and Texas only, the failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, financial condition and operating results.

     Sales Taxes. We do not currently collect sales or other similar taxes for virtual calling cards or other services sold through our website, other than for virtual calling sold to Texas residents. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of online commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of virtual calling cards or services on our system could have a material adverse effect on our operations.

     Legislation imposing a moratorium on the ability of states to impose new taxes on Internet-based transactions was passed by the United States Congress in 1998. The tax moratorium will be in effort only until October 2001 but moratorium expires at the end of its three-year term, there can be no assurance that the moratorium could allow various states to impose new taxes on Internet-based commerce. The imposition of such taxes could have a material adverse effect on our business, financial condition and operating results. The same legislation that imposed the moratorium also established an Advisory Commission to consider methods by which states could impose sales taxes on Internet transactions.

Competition

     With respect to prepaid calling cards, we compete with many of the largest telecommunications providers, including AT&T, MCI WorldCom, Qwest and Sprint. These companies are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also compete with smaller, emerging carriers in the prepaid calling card market, including Net2Phone, IDT Corp. and Delta Three Corp. We may also compete with large operators in other countries. These companies may have larger, more established customer bases and other competitive advantages. Deregulation in other countries could also result in significant rate reductions. We believe that additional competitors will be attracted to the prepaid card market. These competitors include Internet-based service providers and other telecommunications companies. Competition from existing or new competitors could substantially reduce our revenues from the sale of these cards. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations.

     An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. As a result, we may not be able to compete effectively with our competitors in this market, or to increase our customer base. Various major long distance providers, including AT&T, Bell Atlantic Corporation and Deutsche Telekom AG, as well as other major companies, including Motorola, Inc., Intel Corporation and AOL-Time Warner, Inc., have all entered or plan to enter the Internet telephony market, in some cases by investing in companies engaged in the development of Internet telephony products. Our competitors also include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers. Net2Phone, Delta Three, ITXC Corp., iBasis, Inc., and MCI WorldCom provide a range of Internet telephony services to consumers and businesses that are similar to the ones we offer. Several other companies, including AT&T, Sprint and Qwest Communications, have announced their intention to offer these services on a wider bases in both the United States and internationally.

     In addition, we compete in the market for Internet telephone services with companies that produce software and other computer equipment that may be installed on a user's computer to permit voice communications over the Internet. Current Internet telephony products include VocalTec Communications, Ltd.'s Internet Phone, QuarterDeck Corporation's WebPhone and Microsoft's NetMeeting. Also, a number of large companies, including Cisco Systems, Inc., Lucent Technologies, Inc., Northern Telecom Limited, Neura Communications, Clarent Communications and Dialogic Corp. offer or plan to offer server-based Internet telephony products. These products are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones.

     We believe that the principal competitive factors affecting our market in no particular order are;

        o        price and rates;
        o        quality of transmission;
        o        product accessibility and ease of use;
        o        customer service;
        o        brand recognition;
        o        website convenience and accessibility;
        o        targeted marketing directly to probable users of the services;
        o        quality of search tools; and
        o        system reliability.

     Increased competition may result in reduced operation margins, loss of market share and diminished value in our brand. We cannot assure you that we will be able to compete successfully against current and future competitors. As a strategic response to changes in the competitive environment, we may, from time to time, make certain prices, service or marketing decisions that could have a material adverse effect on our business, financial condition and operating results.

     New technologies and the expansion of existing technologies may increase competitive pressures by enabling our competitors to offer lower-cost services. Certain web based applications that direct Internet traffic to other websites may channel users to services that compete with us. In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us substantial fees for inclusion. The occurrence of any of these events could have a material adverse effect on our business, financial condition and operating results.

Possible Growth Through Acquisitions

     We will seek to grow our business through acquisitions of other companies in our business or a rebated business. We review acquisition candidates from time to time. If a candidate meets our criteria, we may elect to acquire it using cash, Common Stock, or combination of both. Subsequent to the end of the first quarter 2003, we have engaged in negotiations and are scheduled to finalize an a target company during the second quarter 2003. We have provided a deposit in the form of 30,000,000 shares of restricted stock until an agreement can be finalized.

Employees

     As of March 31, 2003, we had 25 full-time employees 17 part time, and three parties provide services as independent contractors. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

     Our future performance depends in significant part upon the continued service of our key technical and senior management personnel, none of whom are bound by an employee agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

Our Future Performance

     Our future performance depends in significant part upon the continued service of our key technical and senior management personnel, none of whom are bound by an employee agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

Description of Properties

     We maintain our administrative offices at 2204 Timberloch Place Suite 225, The Woodlands, Texas 77380. The facility is approximately 1,800 square feet. The rent is approximately $3,300 per month. The lease expires in August 2003. We also maintain a facility at 10800 E. Bethany Drive, Suite 380 Denver, Colorado 80014. The office site is approximately 1,500 square feet where the rental is approximately $1,340 per month. The facility is leased for two years ending September 30, 2003. We maintain a facility in Colombo, Sri Lanka of approximately 2,500 square feet. The rent is approximately $1,500 per month and is used as a customer service and R&D staff facility. We believe that our space is adequate for our current needs. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. We also believe our property is adequately covered by insurance.

     On April 1, 2003, our main administrative offices in the Woodlands, Texas will be moving to a suite 140 in the same building. The rent will increase to $3,500 per month and the square footage will increase to approximately 3000 square feet.

Legal Proceedings

     We are presently not a party to any pending, material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth the names of all of our current directors and executive officers as of July 1, 2003, with each position and office held by them and their periods of service in the capacities listed.

Name                   Age           Position

Mark T. Wood           43            Chairman of the Board and CEO
Klaus Scholz           53            Chief Operating Officer and Director
Edward J. Janusz       60            Director
Thomas G. Seifert      32            CFO

Mark T. Wood, Chairman of the Board and CEO. Prior to joining our company in December 1999, Mr. Wood held several executive positions at international telecommunications companies, which included Vice President and General Manager of Loxcomm America, Inc., Chief Operating Officer of WorldQuest Networks and Vice President of International Sales at Intellical, Inc.

Klaus Scholz, Chief Operating Officer and Director. Mr. Scholz joined our company in December 1999 and has been responsible for the network operations of company. A native of Germany, Mr. Scholz has held several senior management positions in international technology companies. He served for 10 years as Country Manager, Southeast Europe for Hewlett Packard before moving to Asia in 1987. In Thailand, he became Managing Director of Semiconductor Ventures International LTD, a publicly traded company. In that capacity, he worked with the Chinese government to improve quality and safety standards for the Taiwanese semiconductor industry. Mr. Scholz also served as Vice President, Business Development for Loxley Public Companies, Ltd., a publicly traded international conglomerate based in Bangkok, Thailand.

Edward J. Janusz, Director. Mr. Janusz is a seasoned sales and operations executive serving our company as a Director since December 1999. Mr. Janusz is Vice President of Cap Gemini, a leading worldwide IT consulting firm serving Fortune 500 companies.

Thomas G. Seifert, CFO. Mr. Seifert has served as the CFO of our company since November 2000. Mr. Seifert is a graduate of Colorado State University and graduated with a Bachelors of Science in Finance with a minor in Accounting. Mr. Seifert has worked as the controller for Integrated Telephony Products, Inc., as well as controller for Mountain Vacations, Inc. and assisted with the sale of each company to a publicly traded company.

     Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are four seats on our board of directors. Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following tables set forth certain information regarding the compensation of our executive officers:

                             Annual Compensation                        Awards                Payouts
       (a)         (b)         (c)          (d)        (e)          (f)         (g)        (h)       (i)
                                                      Other
                                                     Annual                  Securities
    Name and                                         Compen-    Restricted   Underlying   LTIP     All other
    Principal                                        sation       Stock       Options/    Payouts   Compen-
     Position      Year      Salary       Bonus($)     ($)        Award(s)     SARs(#)     ($)      sation

Mark T. Wood       2002      $ 96,000     $  50,000
Chief Executive    2001                                        2,500,000 sh
Officer            2000                                        1,176,000 sh

Thomas Seifert     2002        96,000     $  50,000
Chief Financial    2001                                        1,750,000 sh
Officer            2000


Klaus Scholz       2002        84,000
VP of              2001                                        1,000,000 sh
retail             2000
sales

Edward J. Janusz   2002        69,000     $  50,000            5,000,000 sh
Chief              2001
Operating          2000
Officer

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into the following related transactions with our directors, officers, or affiliates:

     o Mark Wood, our Chairman of the Board, loaned our company a total of $1,447,060 in various loans from December 31, 1999 through December 2002.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 1, 2003

     o by each person who is known by us to beneficially own more than 5% of our common stock;
     o    by each of our officers and directors; and
     o    by all of our officers and directors as a group.

                                                                    PERCENTAGE OF      PERCENTAGE OF
                                                                       CLASS               CLASS
NAME AND ADDRESS                                   NUMBER OF          PRIOR TO             AFTER
OF OWNER                        TITLE OF CLASS     SHARES OWNED(1)   OFFERING(2)         OFFERING(3)
-----------------------------------------------------------------------------------------------------

Mark T. Wood, Chairman          Common Stock        23,100,000         8.16%               4.93%
2204 Timberloch Place Ste. 225
The Woodlands, TX  77380

Klaus Scholz, Director and COO  Common Stock         6,540,000          2.44%               1.45%
2204 Timberloch Place Ste. 225
The Woodlands, TX  77380

Thomas G. Seifert, CFO          Common Stock         5,713,204          2.13%               1.22%
10800 E. Bethany Ste. 380
Denver, CO  80014

Edward J. Janusz, Director      Common Stock        7,600,000           2.83%               1.62%
2204 Timberloch Place Ste. 225
The Woodlands, TX  77380

All Officers and Directors      Common Stock       42,953,204          16.02%              9.17%
as a Group (4 persons)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 1, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 268,186,976 shares of common stock outstanding.

(3) Percentage based on 468,186,976 shares of common stock outstanding.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue up to 500,000,000 shares of common stock, par value $.005. As of July 1, 2003, there were 268,186,976 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Madison Stock Transfer, Inc., located at 1688 East 16th Street, Brooklyn, New York 11229, as independent transfer agent or registrar.

Preferred Stock

     We are authorized to issue 30,000,000 shares of preferred stock, $.005 par value per share, and no share of preferred stock are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Warrants

     In connection with a Securities Purchase Agreement dated February 6, 2003, we have issued 2,250,000 warrants to purchase shares of common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.05 per share. In connection with a Securities Purchase Agreement dated May 9, 2003, we have issue a total of 1,500,000 warrants to purchase shares of common stock. All future investments under the Securities Purchase Agreement dated May 2003 are within the sole discretion of the investor. We may be obligated in the future to issue up to 7,500,000 additional warrants.

Convertible Securities

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on February 6, 2003 for the sale of (i) $750,000 in convertible debentures and (ii) warrants to buy 2,250,000 shares of our common stock. The investors have provided us with an aggregate of $750,000, which such debentures were previously registered. As of the date hereof, $403,297.40 of the principal of the debentures has been converted and there is currently outstanding debentures in the aggregate principal amount of $346,702.60. The debentures will be considered to be in default if sales of the underlying common stock cannot be made under a registration statement, for any reason, for a period of 20 consecutive days. This prospectus relates to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the February 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.05 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.05 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     Due to our continued need for funding, on May 9, 2003, we entered into a Securities Purchase Agreement with unrelated investors, which provides the investors with the ability to invest up to $3,000,000 in our company. In exchange for such investment, the investors receive a convertible debenture and three warrants for every dollar invested. All future investments under the Securities Purchase Agreement are within the sole discretion of the investor. As of the date hereof, we have issued a convertible debentures in the amount of $500,000 and have received $197,688 (net of fees of $52,312) on May 9, 2003 and $193,182.94 (net fees of $56,817.06) on June 23, 2003. This funding is being used to fund current obligations and revenue expansion. This prospectus does not relate to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the May 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.01 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.01 per share. We have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. In addition, upon termination of this private placement, we are obligated to file a registration statement covering the resale of the shares of common stock underlying the debentures and obtain effectiveness of such registration statement within 90 days from the date of filing. If we are unable to obtain such effectiveness, the debentures will be considered to be in default.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders' rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
                                          Total
                      Total Shares of   Percentage                                                           Percentage
                       Common Stock     of Common     Shares of                                 Beneficial   of Common
                       Issuable Upon      Stock,     Common Stock   Beneficial  Percentage of   Ownership   Stock Owned
                       Conversion of     Assuming     Included in   Ownership   Common Stock    After the      After
        Name            Debentures*       Full       Prospectus    Before the  Owned Before    Offering      Offering
                                        Conversion       (1)       Offering**    Offering**        (3)           (3)

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Offshore, Ltd.     32,422,235       10.79%          Up to       14,085,391      4.99%           --            --
(2)                                                   74,812,788
                                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Qualified          21,831,180        7.53%          Up to       14,085,391      4.99%           --            --
Partners, LLC (2)                                     50,374,425
                                                       shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
AJW Partners, LLC      32,422,235       10.79%          Up to       14,085,391      4.99%           --            --
(2)                                                   74,812,787
                                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

* This column represents an estimated number based on a conversion price as of a recent date ofJuly 1, 2003 of $.004, divided into the principal amount.

** These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted onJuly 1, 2003, the conversion price would have been $.004. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey
S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Assumes that all securities registered will be sold.

  Terms of Convertible Debentures

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on February 6, 2003 for the sale of (i) $750,000 in convertible debentures and (ii) warrants to buy 2,250,000 shares of our common stock. The investors have provided us with an aggregate of $750,000, which such debentures were previously registered. As of the date hereof, $403,297.40 of the principal of the debentures has been converted and there is currently outstanding debentures in the aggregate principal amount of $346,702.60. The debentures will be considered to be in default if sales of the underlying common stock cannot be made under a registration statement, for any reason, for a period of 20 consecutive days. This prospectus relates to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the February 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.05 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.05 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     Due to our continued need for funding, on May 9, 2003, we entered into a Securities Purchase Agreement with unrelated investors, which provides the investors with the ability to invest up to $3,000,000 in our company. In exchange for such investment, the investors receive a convertible debenture and three warrants for every dollar invested. All future investments under the Securities Purchase Agreement are within the sole discretion of the investor. As of the date hereof, we have issued a convertible debentures in the amount of $500,000 and have received $197,688 (net of fees of $52,312) on May 9, 2003 and $193,182.94 (net fees of $56,817.06) on June 23, 2003. This funding is being used to fund current obligations and revenue expansion. This prospectus does not relate to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the May 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.01 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.01 per share. We have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. In addition, upon termination of this private placement, we are obligated to file a registration statement covering the resale of the shares of common stock underlying the debentures and obtain effectiveness of such registration statement within 90 days from the date of filing. If we are unable to obtain such effectiveness, the debentures will be considered to be in default.

     The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     The warrants are exercisable until five years from the date of issuance. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant.

     The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

     The selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

     We have granted the selling stockholders a security interest in all of our assets to secure the payment of the principal and interest due pursuant to the convertible debentures.

     A complete copy of the Securities Purchase Agreement and related documents were filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation

     The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted, if any, by the conversion price. For example, assuming conversion of $250,000 of debentures onJuly 1, 2003, a conversion price of $0.004 per share the number of shares issuable upon conversion would be:

$250,000/$.004 =  62,500,000 shares

     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debenture in the amount of $250,000, based on market prices 25%, 50% and 75% below the market price, as of July 1, 2003 of $0.01.


                                         With      Number of Shares    Percentage of
% Below Market    Price Per Share  Discount of 60%   Issuable         Outstanding Stock
--------------    ---------------  ---------------   --------         -----------------
         25%          $.0075              .0030     83,333,333             24.83%
         50%          $.0050              .0020     125,000,000            33.13%
         75%          $.0025              .0010     250,000,000            49.77%

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     Ehrhardt Keefe Steiner & Hottman PC , independent auditors, have audited our consolidated financial statements as of December 31, 2002 and December 31, 2001, and for the years then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of iDial Networks, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                              IDIAL NETWORKS, INC.

                              FINANCIAL STATEMENTS


For the Three Months Ended March 31, 2003 and March 31, 2002

         Consolidated Balance Sheets at March 31, 2003 (unaudited) and December 31, 2002         F-1
         Unaudited Consolidated  Statements of Operations                                        F-2
         Unaudited Consolidated Statements of Cash Flows                                         F-3
         Unaudited Notes to Consolidated Financial Statements                                 F-4 to F-6

For the Years Ended December 31, 2002 and December 31, 2001

         Report of Independent Certified Public Accountants                                      F-7
         Consolidated Balance Sheet                                                              F-8
         Consolidated Statements of Operations                                                   F-9
         Consolidated Statement of Stockholders' Deficit                                         F-10
         Consolidated Statements of Cash Flows                                                   F-11
         Notes to Consolidated Financial Statements                                          F-13 to F-22

                      Unaudited Consolidated Balance Sheet

                                               March 31,          December 31,
                                                 2003                2002
                                              ----------          -----------
                                              (unaudited)
                       Assets
  Current assets
     Cash                                     $       -           $    21,767
     Accounts receivable - net                   222,469              145,200
     Note Receivable.                             50,000               50,000
     Loan acquisition costs, net                  80,158                   -
     Deposits                                     29,658                   -
                                              ----------          -----------
        Total current assets                     382,285              216,967
                                              ----------          -----------

  Non-current assets
     Deposit on Letter of Intent                 331,300
     Property and equipment, net                 713,413              794,523
     Intangibles, net                             75,250               86,000
     Other long-term assets                       91,898               59,878
                                              ----------          -----------
        Total non-current assets               1,211,861              940,401
                                              ----------          -----------

  Total assets                                $1,594,146          $ 1,157,368
                                              ==========          ===========

        Liabilities and Stockholders' Deficit

  Current liabilities
     Accounts payable - trade                 $1,152,285          $ 1,099,347
     Accrued liabilities                         703,609              654,552
     Notes payable to related parties            171,568              149,568
     Deferred revenue                            106,450              191,753
     Current portion of notes payable, net
      of discount of $615,000                     70,846                8,259
     Capital lease obligation                     18,992               32,149

                                              ----------          -----------
        Total current liabilities              2,223,750            2,135,628
                                              ----------          -----------

  Non-current liabilities
     Note payable, less current portion            3,094                4,999
     Note payable - stockholder                1,416,751            1,419,777
                                              ----------          -----------
        Total non-current liabilities          1,419,845            1,424,776
                                              ----------          -----------
        Total liabilities                      3,643,595            3,560,404
                                              ----------          -----------
  Commitments and contingencies

  Stockholders' deficit
     Preferred stock, no par value,
      30,000,000 shares authorized,
      no shares issued and outstanding
     Common stock, $.005 par value,
      500,000,000 shares authorized and
      153,003,343 (2003) and 106,442,055
      (2002) shares issued.                      765,018              532,211
     Additional paid in capital               18,983,756           18,060,063
     Accumulated deficit                     (21,798,223)         (20,995,310)
                                              ----------          -----------
        Total stockholders' deficit           (2,049,449)          (2,403,036)
                                              ----------          -----------

  Total liabilities and stockholders'
   deficit                                    $1,594,146          $ 1,157,368
                                              ==========          ===========

                 Unaudited Consolidated Statements of Operations

                                                           Three              Three
                                                           months             Months
                                                         ended March        ended March
                                                          31, 2003           31, 2002
                                                         -----------        -----------

Sales                                                    $ 1,625,394        $ 1,103,213

Cost of goods sold
        Cost of sales                                      1,521,709          1,028,360
        Depreciation                                          57,176             56,010
                                                         -----------        -----------
           Total cost of goods sold                        1,578,885          1,084,370
                                                         -----------        -----------

Gross profit                                                  46,509             18,843

Selling, general and administrative expenses
        General and administrative expenses                  629,680            444,147
        Depreciation and amortization                         42,935             26,334
                                                         -----------        -----------
           Total selling, general and administrative
            expenses                                         672,615            470,481
                                                         -----------        -----------

Other expense
        Interest expense/income                             (176,807)          (126,884)
                                                         -----------        -----------
           Total other expense                              (176,807)          (126,884)
                                                         -----------        -----------

Loss from continuing operations                             (802,913)          (578,522)

Discontinued operations of 2Sendit                                -              20,617
                                                         -----------        -----------

Net Loss                                                 $  (802,913)       $  (557,905)
                                                         ===========        ===========

Basic and diluted loss from continuing operations per
common share                                             $     (0.01)       $     (0.01)

Basic and diluted loss from discontinued operations per
common share                                                                $     (0.00)

Basic and diluted loss per share from accounting change

Basic and diluted loss per share                         $     (0.01)       $     (0.01)

Basic and diluted weighted average common shares
outstanding                                              120,115,630         93,705,576



                 Unaudited Consolidated Statements of Cash Flows

                                                    For the three months ended
                                                             March 31,
                                                    --------------------------
                                                       2003             2002
                                                    ---------         --------
Cash flows from operating activities
Net loss                                            $(802,913)       $(557,905)
                                                    ---------        ---------
  Adjustments to reconcile net loss to net cash
   provided by operating activities
    Stock issued for services                           9,000          381,309
    Depreciation                                       81,110           71,594
    Amortization of discount on convertible debt      135,000           75,146
    Amortization of intangible assets                  10,750           10,750
    Amortization of loan acquisition costs              8,252
    Changes in assets and liabilities
      Accounts receivable - net                       (77,269)          92,588
      Deposits                                        (61,677)         (23,914)
      Accounts payable and accrued liabilities         97,694            4,085
      Deposits                                                         (70,950)
      Deferred revenue                                (85,303)           9,083
                                                    ---------        ---------
                                                      117,558          549,692
                                                    ---------        ---------
        Net cash (used in) operating activities      (685,355)          (8,213)
                                                    ---------        ---------
Cash flows from investing activities
  Purchase of property and equipment                       -            (5,671)
                                                    ---------         --------
        Net cash used in investing activities              -            (5,671)
                                                    ---------         --------
Cash flows from financing activities
  Net advances (payments) on line-of-credit                -           (14,704)
  Proceeds from issuance of debt, net of issuance
   costs of $88,410                                   661,590
  Payment on long-term debt                            (1,319)          (6,197)
  Payment on stockholder loans                         (3,026)          (2,369)
  Proceeds from related party notes payable            38,500
  Payments on related party notes payable             (16,500)
  Payments on long-term capital leases                (13,157)         (10,214)
  Repurchase and cancellation of stock                 (2,500)              -
                                                    ---------         --------
       Net cash  provided by (used in) financing
        activities                                    663,588          (33,484)
                                                    ---------         --------
Net (decrease) increase in cash                       (21,767)         (47,368)

Cash - beginning of period                             21,767          381,803
                                                    ---------         --------

Cash - end of period                                $      -          $334,435
                                                    =========         ========
Supplemental disclosure of cash activity:

    Cash paid for interest was $2,760 (2003) and $11,126 (2002).

Supplemental disclosure of non-cash activity:

     During the first quarter of 2003, the Company converted principal on notes payable of $100,000, into 16,911,288 shares of common stock.

     During the first quarter of 2003 the company issued 30,000,000 shares of common stock valued at $300,000 and assumed $31,300 of liabilities in conjunction with a good faith deposit on acquisition of new products and technology

     During the first quarter of 2003, the Company issued 900,000 shares of common stock in the amount of $9,000 for professional services rendered.

     During the first quarter of 2003, the Company cancelled 500,000 shares of common stock with a value of $2,500 from a former employee as part of a separation agreement.

     During the first quarter of 2002, the Company converted notes payable of $36,496 and accrued interest of $1,933 into 2,485,000 shares of common stock.

Notes to Financial Statements

Note 1 - Organization And Summary Of Significant Accounting Policies

Organization and Business

The Company's administrative offices are located at 2204 Timberloch Place, Suite 140, The Woodlands, Texas 77380, and the telephone number is (281) 465-3100. The Company's website can be found at www.idnw.com. The information on the website is not part of this Form 10-QSB.

In November 2000, the Company acquired 100% of the stock of 2sendit.com, Inc. ("2sendit.com"), a Colorado corporation, in exchange for the issuance of 8,399,994 new investment shares of the common stock of the Company. In the third quarter of 2002 the Company decided to discontinue the operations of 2sendit.com

In April of 2002 the Company incorporated a new wholly owned subsidiary, Dibz, Inc. Dibz produces and markets the "Dibz card" which is a prepaid "stored value" card that can be used to purchase online digital content and to make discount phone calls. In April of 2003 management decided to discontinue the operations of Dibz.

Principles of Consolidation

The consolidated financial statements for 2003 include the accounts of Idial Networks, Inc., (Idial) and its wholly owned subsidiary Dibz, Inc. (Dibz), (collectively the Company). The operations of 2Sendit are included as discontinued operations for the quarter ended March 31, 2002 as this segment was discontinued in the third quarter of 2002. All significant inter-company transactions and balances have been eliminated.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-KSB.

Results of Operations

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                             2003               2002
                                          ----------         ---------

Total revenue                                100.0%            100.0%
Cost of sales                                 93.6%             93.2%
                                          ----------         ---------

Gross margin                                   6.4%              6.8%
                                          ----------         ---------

Selling, general and
administrative                                38.7%             40.3%

                                          ----------         ---------
EBITDA                                       -32.4%            -33.5%
                                          ----------         ---------

Depreciation and amortization                  6.2%              7.5%
                                           ---------         ---------

Net operating loss                           -38.5%            -40.9%
                                           ---------         ---------

Interest expense                              10.9%             11.5%
                                          ----------         ---------

Net loss from continuing operations          -49.4%            -52.4%
                                          ==========         =========

Reclassifications

Certain amounts in the 2002 financial statements have been reclassified to present discontinued operations.

Note 2 - Stockholder's Equity

During the three months ended March 31, 2003, the Company issued common stock for services rendered, for payment on its convertible note payable, and as a good faith deposit on a letter of intent to purchase new technology and products

A total of 900,000 shares were issued for services at a value of $9,000.

A total of 16,911,288 shares were issued in payment of the convertible note payable. The value of the shares of $100,000 was in payment of principal (see
Note 3)

During the three months ended March 31, 2003 a total of 30,000,000 shares were issued as a good faith deposit on new products and technology in order to complete initial development while the final terms of the agreement are completed (see Note 4).

During the three months ended March 31, 2003, the Company cancelled 1,250,000 shares of common stock from two former employees for a cash payment of $2,500.

Note. 3 - Convertible Note Payable

On February 6, 2003 the Company executed a convertible note agreement for a principal amount of $750,000. Net proceeds of $661,590 were received in three traunches in February 2003. The note is convertible into approximately 104,500,000 shares of the Company's common stock at the date of the note. The note bears interest at 12% and matures February 6, 2004.

The note contains a beneficial conversions feature, which is accounted for in accordance with EITF 98-5 and will result in future charges to the statement of operations in 2003. For the 3 months ended March 31, 2003 a charge of $135,000 was taken to interest expense for the amortization of the discount, which limits the holder to holding a maximum of 4.99% of the Company's shares at any time. The note is recorded net of unamortized discount of $615,000 relating to the intrinsic value of the in-the-money conversion feature.

During the three months ended March 31, 2003 the Company converted 16,911,288 shares of common stock as payment of $100,000 of note principal. Interest on the note of $9,580 has been accrued.

Warrants

In conjunction with this note the Company issued warrants to the purchaser to acquire an additional 2,250,000 shares of the Company's common stock. The warrants have a 5-year term and vest on the date of execution of the agreement. A total of 2,250,000 shares of common stock are authorized for issuance under the plan. The fair value of the warrants was estimated to be approximately
$29,186 on the date of grant utilizing the Black-Scholes model with the following assumptions: 100% volatility, risk free rate of 4.5% and a 0.00% yield.

Loan acquisition costs

In conjunction with the Convertible Note Payable the Company incurred $88,410 of fees related to the acquisition of the loan consisting of fees paid to the lender. These fees have been recorded as an asset and will be amortized over the life of the loan. Amortization of Acquisition costs for the three months ended March 31, 2003 totaled $8,252.

Note  4 - Letter of Intent.

The company is in final negotiations for the acquisition of new broadband phone products and technology. During the three months ended March 31, 2003 the Company issued stock and assumed liabilities as a good faith deposit and for the right to use and develop the technology while the final terms of the deal are negotiated. Stock issued and liabilities assumed are as follows:

                30,000,000 shares issued           $ 300,000
                on March 1, 2003 at
                the market price of $.01
                Note payable assumed                  27,000
                Accounts payable assumed               4,300
                                                   ---------

                Total  Deposit and Assumed         $ 331,300
                Liabilities                        =========

The deposit has been booked as an asset awaiting the final terms of the agreement at which time it will be allocated to the proper asset accounts and recorded in accordance with applicable accounting standards.

Note 5 - Due to Related Party

During the three months ended March 31, 2003, the Company received additional short-term loans from three officers of Idial, for a total cash receipt of $35,000. The loans bear interest at 12% and are due upon demand.

Note  6  - Subsequent events

During April 2003 the Company issued 38,094,110 shares of common stock for the conversion of principal of $163,297 of the convertible note.

During April of 2003 the Company decided to discontinue the operations of its wholly owned subsidiary Dibz.

On May 9, 2003 the Company executed a convertible note agreement for a principal amount of up to $3,000,000, with the first traunch being $250,000 providing net proceeds of $197,688 (net of legal and acquisition fees), which was funded on the same day. Further traunches are not guaranteed and are payable at the discretion of the investor. The first traunch is convertible into approximately 50,000,000 shares of the Company's common stock at the date of the note. The note bears interest at 12% and matures on May 9, 2004. In conjunction with this note the Company issued warrants to the purchaser of the note to acquire an additional 2,250,000 shares of the Company's common stock. The warrants have a 5-year term. The note contains a beneficial conversions feature which is accounted for in accordance with EITF 98-5 and will result in future charges related to the first traunch to the statement of operations in 2003 of approximately $164,000.

During April of 2003 the Company decided to discontinue the operations of its wholly owned subsidiary Dibz.

INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
iDial Networks, Inc.
Denver, CO


We have audited the accompanying consolidated balance sheet of iDial Networks, Inc. as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2002 and 2001 These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iDial Networks, Inc. as of December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                          /s/Ehrhardt Keefe Steiner & Hottman PC
                                             Ehrhardt Keefe Steiner & Hottman PC

February 28, 2003
Denver, Colorado

IDIAL NETWORKS, INC.

                           Consolidated Balance Sheet
                                December 31, 2002


Assets

Current assets
  Cash ....................................................   $     21,767
  Accounts receivable .....................................        145,200
  Notes receivable - current portion ......................         50,000
                                                              ------------
      Total current assets ................................        216,967
                                                              ------------

Non-current assets
  Property and equipment, net .............................        794,523
  Intangibles, net ........................................         86,000
  Other long-term assets ..................................         59,878
                                                              ------------
      Total non-current assets ............................        940,401
                                                              ------------

Total assets ..............................................   $  1,157,368
                                                              ============

Liabilities and Stockholders' Deficit

Current liabilities
  Accounts payable - trade ................................   $  1,099,347
  Accrued liabilities .....................................        654,552
  Due to related parties ..................................        149,568
  Deferred revenue ........................................        191,753
  Current portion of long-term debt .......................          8,259
  Current portion of capital lease obligation .............         32,149
                                                              ------------
      Total current liabilities ...........................      2,135,628
                                                              ------------

Non-current liabilities
  Long-term debt, less current portion ....................          4,999
  Note payable - stockholder ..............................      1,419,777
                                                              ------------
      Total non-current liabilities .......................      1,424,776
                                                              ------------
      Total liabilities ...................................      3,560,404
                                                              ------------

Commitments and contingencies

Stockholders' deficit
  Preferred stock, no par value, 30,000,000 shares
   authorized, no shares issued and outstanding ...........           --
  Common stock, $005 par value, 500,000,000 shares
   authorized at December 31, 2001 87,144,454
   shares issued and outstanding ..........................        532,211
  Additional paid-in capital ..............................     18,060,063
  Accumulated deficit .....................................    (20,995,310)
                                                              ------------
      Total stockholders' deficit .........................     (2,403,036)
                                                              ------------

Total liabilities and stockholders' deficit ...............   $  1,157,368
                                                              ============

                 See notes to consolidated financial statements.

IDIAL NETWORKS, INC.

                      Consolidated Statements of Operations


                                                               For the Years Ended
                                                                   December 31,
                                                          ----------------------------
                                                              2002             2001
                                                          ------------    ------------

Sales .................................................   $ 11,575,278    $  3,861,315

Cost of goods sold
  Cost of sales .......................................      9,872,417       2,724,783
  Depreciation ........................................        211,708         262,014
                                                          ------------    ------------
      Total cost of goods sold ........................     10,084,125       2,986,797
                                                          ------------    ------------

Gross profit ..........................................      1,491,153         874,518
                                                          ------------    ------------

Selling, general and administrative expenses
  General and administrative expenses .................      2,892,182       1,620,229
  Depreciation and amortization .......................        134,566         441,683
                                                          ------------    ------------
      Total selling, general, and administrative
      expenses ........................................      3,026,748       2,061,912
                                                          ------------    ------------

Loss from operations ..................................     (1,535,595)     (1,187,394)
                                                          ------------    ------------

Other income (expense)
  Gain from sale of assets ............................          1,816            --
  Interest expense ....................................       (543,022)       (706,955)
  Loss on extinguishment of debt ......................       (400,258)           --
  Gain on write off of liabilities ....................        787,992            --
  Gain from settlement of vendor contract .............      1,169,589            --
                                                          ------------    ------------
      Total other income (expense) ....................      1,016,117        (706,955)
                                                          ------------    ------------

Loss from continuing operations .......................       (519,478)     (1,894,349)

Discontinued operations ...............................     (1,176,081)     (7,435,095)
                                                          ------------    ------------

Net loss ..............................................   $ (1,695,559)   $ (9,329,444)
                                                          ============    ============

Basic and diluted weighted average common shares
 outstanding ..........................................     94,893,522      87,536,658
                                                          ============    ============

Basic and diluted loss from continuing operations per
 common share .........................................   $      (0.01)   $      (0.02)
                                                          ============    ============

Basic and diluted loss from discontinued operations per
 common share .........................................   $      (0.01)   $      (0.09)
                                                          ============    ============

Basic and diluted loss per common share ...............   $      (0.02)   $      (0.11)
                                                          ============    ============




                 See notes to consolidated financial statements.

IDIAL NETWORKS, INC.

           Consolidated Statement of Changes in Stockholders' Deficit
                 For the Years Ended December 31, 2002 and 2001



                                               Common Stock             Additional                    Accumulated         Total
                                       ----------------------------       Paid-in       Accumulated   Comprehensive    Stockholders'
                                         Shares           Amount          Capital          Deficit      Income/Loss      Deficit
                                       ------------    ------------    ------------     -----------    ------------    ------------

Balance - December 31, 2000 ...........  87,144,454    $     87,144    $ 16,956,020    $ (9,970,307)   $    (42,000)   $  7,030,857

Intrinsic value of in-the-money
 conversion features related to
 convertible notes payable ............        --              --           905,899            --              --           905,899

Debt issuance costs on convertible debt        --              --          (139,750)           --              --          (139,750)

Change in par value of common stock ...        --           348,578        (348,578)           --              --              --

Stock issued for services .............     974,100           4,870          24,350            --              --            29,220

Realized loss on marketable security ..        --              --              --              --            42,000          42,000

Net loss from operations ..............        --              --              --        (9,329,444)           --        (9,329,444)
                                       ------------    ------------    ------------     -----------    ------------    ------------

Balance - December 31, 2001 ...........  88,118,554         440,592      17,397,941     (19,299,751)           --        (1,461,218)

Stock issued for services .............  19,377,000          96,885         449,424            --              --           546,309

Stock issued on convertible notes
payable ...............................  17,896,000          89,481         133,951            --              --           223,432

Cancelled shares ...................... (18,949,499)        (94,747)         78,747            --              --           (16,000)

Net loss ..............................        --              --              --        (1,695,559)           --        (1,695,559)
                                       ------------    ------------    ------------     -----------    ------------    ------------

Balance - December 31, 2002 ........... 106,442,055    $    532,211    $ 18,060,063    $(20,995,310)           --      $ (2,403,036)
                                                       ============    ============    ============    ============    ============

                 See notes to consolidated financial statements.

IDIAL NETWORKS, INC.

                      Consolidated Statements of Cash Flows

                                                           For the Years Ended
                                                                December 31,
                                                       --------------------------
                                                              2002          2001
                                                       -----------    -----------
Cash flows from operating activities
  Net loss .........................................   $(1,695,559)   $(9,329,444)
                                                       -----------    -----------
  Adjustments to reconcile net loss to net cash
   provided by operating activities
   Stock issued for services .......................       546,309         29,220
   Depreciation ....................................       303,274        575,108
   Amortization of discount on convertible debt ....       374,904        530,811
   Amortization of intangible assets ...............        43,000      1,007,133
   (Gain) loss on disposal of assets of discontinued
    operations .....................................      (220,363)     6,628,152
   Gain on disposal of fixed assets ................        (1,816)          --
   Gain from settlement of vendor contract .........    (1,169,589)          --
   Impairment of goodwill ..........................     1,448,472           --
   Loss on extinguishment of debt ..................       400,258           --
   Gain on write off of liabilities ................      (787,992)          --
   Changes in assets and liabilities
     Accounts receivable - net .....................       115,057       (208,783)
     Accounts receivable - other ...................          (564)        95,000
     Prepaid expenses ..............................        (8,043)         1,404
     Accounts payable and accrued liabilities ......     1,813,690        711,937
     Deposits ......................................       (70,950)        70,950
     Deferred revenue ..............................       140,268         20,229
                                                       -----------    -----------
                                                         2,925,915      9,461,161
                                                       -----------    -----------
      Net cash provided by operating activities ....     1,230,356        131,717
                                                       -----------    -----------

Cash flows from investing activities
  Purchase of property and equipment ...............      (656,140)      (354,942)
  Proceeds from sale of fixed assets ...............        52,000           --
  Net liabilities of discontinued operations .......          --          153,320
                                                       -----------    -----------
      Net cash used in investing activities ........      (604,140)      (201,622)
                                                       -----------    -----------

Cash flows from financing activities
  Net advances (payments) on line-of-credit ........       (14,704)        14,704
  Proceeds from issuance of long-term debt .........          --          610,250
  Payment on long-term debt ........................      (987,997)          --
  Stockholder loans ................................       (40,579)       (96,704)
  Proceeds from related party notes payable ........       100,568           --
  Payments on related party notes payable ..........        (1,000)          --
  Payments on long-term capital leases .............       (26,540)      (143,952)
  Repurchase and cancellation of stock .............       (16,000)          --
                                                       -----------    -----------
      Net cash (used in) provided by financing
      activities ...................................      (986,252)       384,298
                                                       -----------    -----------

Net (decrease) increase in cash ....................      (360,036)       314,393

Cash - beginning of year ...........................       381,803         67,410
                                                       -----------    -----------

Cash - end of year .................................   $    21,767    $   381,803
                                                       ===========    ===========
Supplemental disclosure of cash flow information

                 See notes to consolidated financial statements.

Cash paid for:                       Interest
                                    ----------

    2002                          $    452,323
    2001                          $     26,473



Supplemental disclosure of non-cash activity:

     During 2002, the Company assumed a note receivable of $50,000 from a related party, and recorded the related payable.

     During 2002, the Company recorded $223,432 for stock issued to satisfy convertible debt of $172,675 and the related accrued interest of $50,757.

     During 2002, the Company recorded $546,309 for stock issued for services.

     During 2002, the Company recorded $83,747 for the retirement of common stock.

     During 2002, the Company adjusted certain net assets related to discontinued operations by $67,043 due to a default judgement against the former owners of Whoofnet.com and have included this in the (gain) loss from discontinued operations.

     During 2001, the Company recorded additional paid in capital and discounts on notes payable totaling $905,899 in connection with the issuance of convertible debt.

     In 2001, the Company wrote off unrealizable assets and recognized a loss related to discontinued operations of Whoofnet (Note 3).

                 See notes to consolidated financial statements.

IDIAL NETWORKS, INC.

                   Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

The consolidated  financial  statements  include the accounts of iDial Networks,
Inc.,   ("iDial")  and  it's  wholly  owned  subsidiary,   Dibz  Inc.  ("Dibz"),
(collectively the "Company").

The Company provides internet-based services including voice telecommunication to customers around the world. The Company operates selected communication services, including phone cards and internet enabled telephony. The internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers or direct from home anywhere in the world.

On August 7, 2000, iDial acquired 100% of the stock of Whoofnet in exchange for the issuance of approximately 19.8 million shares of iDial common stock with a fair market value of $8,100,000. The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the assets acquired aggregating $2,479,365 and the liabilities assumed aggregating $104,353 based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired, totaling approximately $5.7 million, has been recorded as goodwill and was being amortized using the straight-line method over 5 years. In November 2001, the operations of Whoofnet were discontinued (Note 3).

2Sendit provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail, direct mail and email. In addition the Company provides ancillary services, which include the sales of mailing lists, and consultation services. The primary customer has been the investment market but the Company has recently expanded its integration into the general business market. In the third quarter of 2002 the Company decided to discontinue the operations of 2sendit.com (Note 3).

In April of 2002 the Company incorporated a new wholly owned subsidiary, Dibz, Inc. Dibz produces and markets the "Dibz card" which is a prepaid "stored value" card that can be used to purchase online digital content and to make discount phone calls.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of iDial Networks, Inc. and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

During the year ended December 31, 2002 four customers accounted for 88% of total revenues. At December 31, 2002 these same customers accounted for 79% of total accounts receivable. Also during the year ended December 31, 2002 four suppliers accounted for 20% of total purchases and 9% of accounts payable.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 5 years or the lease term of the related asset.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company sells long distance service through a network of various distributors. The consumer of the product receives a credit card representing a prepaid set of minutes allowing them access to long distance telephone services. In addition to a fixed amount of time allotted to each prepaid calling card, each card has a three month life before the unused minutes expire. Revenue is initially recognized in the fiscal period when the individual cards are used for their intended purpose. As cards expire, the balances of the remaining unused funds are recognized as revenue in the period of expiration. Un-expired cards with balances are recorded as deferred revenue.

Revenue from product sales are recognized when the products are shipped. Due to the nature of the product, customers are not given the right to return product. Therefore, management has elected not to allow for a reserve for future returns.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Intangible Assets

Intangible assets consist of trademarks. These amounts are amortized over 5 years using the straight-line method.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2002 and 2001 was $65,633 and $52,374, respectively.

Recently Issued Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

In November 2002, the FASB published Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates, without change, the provisions of FASB Interpretation No. 34, which is being superseded. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation- Transitions and Disclosure". This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure provision of SFAS 123 to require more prominent disclosure about the effects of an entity's accounting policy decisions with respect to stock-based employee compensation on reported net income. The effective date for this Statement is for fiscal years ended after December 15, 2002. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

Reclassifications

Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered, in accordance with SFAS 144. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Net Loss Per Share

The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic earnings per share (EPS) is computed by dividing the net loss from operations for the period by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock based compensation including stock options, restricted stock awards, warrants and other convertible securities. Diluted EPS is not presented since the effect is antidilutive.

For the years ended December 31, 2002 and 2001 total warrants and convertible debt of 41,616,666 were not included in the computation of diluted loss per share because their effect was antidilutive, however, if the Company were to achieve profitable operations in the future, they could potentially dilute such earnings.

Convertible Notes Payable

The Company accounts for convertible notes payable with in-the-money conversion features in accordance with EITF 98-5, accordingly, the intrinsic value of the conversion feature is initially recorded as an addition to paid-in-capital and a discount on the related convertible notes with the discount being amortized over the remaining contractual life of the respective note. Any unamortized discount remaining upon conversion prior to the stated maturity date of the note is immediately recognized as interest expense. During the years ended December 31, 2002 and 2001, $374,904 and $530,811 was included in interest expense from amortization of these discounts.

Note 2 - Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

The Company has suffered recurring losses from operations and has a working capital deficiency of approximately $1.9 million at December 31, 2002. The Company's financial statements have been prepared on the assumption that the Company will continue as a going concern. Management has instituted a cost reduction program that includes a reduction of labor and fringe benefit costs. In addition, the Company has consolidated several of its operations, increased marketing efforts on its product lines, adjusted sales prices of certain products to bring them in line with costs, and negotiated more favorable contracts to provide services at more efficient costs. If the actions described above are not successful in achieving profitability or additional financing cannot be obtained, the Company would be materially and adversely affected and there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments necessary if the Company becomes unable to continue operations for any reason.

Note 3 - Discontinued Operations

During the third quarter of 2002, management revised its projections for 2Sendit. Due to the loss of a significant customer that the Company has not been able to replace, and the resulting negative effect on 2Sendit cashflow, managment has decided to discontinue the operations of 2Sendit. The remaining equipment is being utilized in the operations of Idial.

The accompanying financial statements reflect the results of operations of 2Sendit as a discontinued business segment for the years ended December 31, 2002 and 2001, and the operations of Whoofnet.com as a discontinued business segment for the year ended December 31, 2001. The discontinued results of operations include those direct revenues and expenses of 2Sendit and Whoofnet.com.

The results of operations of the Company's discontinued operations are as follows:

                                                              For the Years Ended
                                                                 December 31,
                                                          --------------------------
                                                              2002          2001
                                                          -----------    -----------

Revenue ...............................................   $   161,461    $ 1,967,374
Direct costs of services ..............................       (97,422)    (1,622,591)
                                                          -----------    -----------

Gross margin ..........................................        64,039        344,783
                                                          -----------    -----------

Selling, general and administrative ...................       (12,011)      (283,933)
Depreciation ..........................................          --         (289,919)
Impairment of goodwill ................................    (1,448,472)          --
                                                          -----------    -----------

Net loss before amortization of goodwill ..............    (1,396,444)      (229,069)

Amortization of goodwill ..............................          --         (577,874)
                                                          -----------    -----------

Net loss on discontinued operations ...................    (1,396,444)      (806,943)

Gain (loss) on disposal of Whoofnet.com assets ........       220,363     (6,628,152)
                                                          -----------    -----------

Loss on discontinued operations .......................   $(1,176,081)    (7,435,095)
                                                          ===========    ===========

Basic and diluted loss from discontinued operations per
 common share .........................................   $     (0.01)   $     (0.09)
                                                          ===========    ===========


During the fourth quarter of 2001, the Company wrote off unrealizable assets related to the discontinued operations of Whoofnet.com, Inc. in the amount of $6,628,152.

The assets written-off consist of the following:


Current assets .......................................   $      93,200
Equipment and software ...............................       1,864,921
Goodwill .............................................       4,670,031
                                                         -------------
Loss on disposal of the operations of Whoofnet.com ...   $   6,628,152
                                                         =============

The assets of 2Sendit are being utilized in the operations of the Company.

On August 7, 2000, in accordance with an Agreement and Plan of Reorganization (the "Agreement"), the Company agreed to acquire Whoofnet.Com, Inc., a Florida Corporation ("Whoofnet"), for issuance of 10,000,000 shares of common stock of the Company. Thereafter, the Company instituted legal proceedings against Whoofnet and Mr. Carl Battie (Whoofnet and Mr. Battie are hereinafter collectively referred to as the "Defendants") in the District Court for Dallas County, Texas (the "Court") alleging that the Defendants violated certain terms of the Agreement. The Company was seeking damages resulting from the violations of the Agreement as well as the rescission of the Agreement. On September 9, 2002, a Default Judgment was entered against the Defendants as a result of their failure to appear and the Court held that, among other items, all shares of common stock of the Company issued to shareholders of Whoofnet should be cancelled and returned to the Company. The Company, pursuant to the Default Judgment, cancelled 17,949,499 shares of common stock, which is the number of shares issued in connection with the Agreement on a post-forward split basis that was implemented in November 2000.

Impairment of Goodwill

In July 2001, the FASB issued SFAS Nos. 141 and 142 "Business Combinations" and "Goodwill and other Intangible Assets." Statement 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under the guidance of Statement 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair value base test. Statement 142 is effective for financial statement dates beginning after December 15, 2001.

During the second quarter management revised its projections for 2Sendit and during the 3rd quarter management discontinued the operations of 2Sendit. Due to the loss of a significant customer that the Company has not been able to replace and the resulting negative effect on future cash flow, the fair value of 2Sendit valued on a discounted cash flow basis did not support the carrying value and management has impaired the carrying value of goodwill of $1,448,472, which is reflected as an accounting change. The goodwill, which has been impaired was reclassified to the Company's marketing services segment in connection with implementing Statement 142. In adopting Statement 142 as of January 1, 2002, the Company also no longer amortizes goodwill.

As required by Statement 142, the accounting change has been applied in the first quarter of 2002. Had the Company adopted Statement 142 as of January 1, 2001, the historical amounts previously reported at twelve months ended December 31, 2001 would have been adjusted to the following:


Net loss as reported ................................    $ (9,329,444)
Addback:  goodwill amortization .....................         966,133
                                                         -------------
Adjusted net (loss) .................................    $ (8,363,311)
                                                         =============

Basic and diluted loss per share as reported ........    $      (0.02)
Goodwill amortization ...............................           (0.01)
                                                         -------------
Adjusted loss per share .............................    $      (0.03)
                                                         =============


Note 4 - Property and Equipment

Property and equipment at December 31, 2002 consist of the following:

Computer equipment and software .....................    $   1,146,452
Telephony equipment .................................          611,389
Other equipment .....................................          180,617
Furniture and fixtures ..............................           19,582
                                                         -------------
                                                             1,958,040
Less property, plant and equipment - accumulated
 depreciation .......................................       (1,163,517)
                                                         -------------
                                                         $     794,523
                                                         =============

Note 5 - Income Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generating of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible. The net operating loss carryforward may be limited due to a change in ownership of the Company after a portion of the losses were incurred. At this time, management has concluded that it is not likely the Company will realize the benefits of these deductible differences as there can be no assurance that the Company will generate the necessary taxable income in any future periods.

The tax effects of temporary difference that give rise to significant portions of deferred tax assets and liabilities at December 31, 2002 are as follows:

Net operating loss carryforward ......................   $  5,096,000
Depreciation and amortization ........................       (239,000)
                                                         -------------
Net deferred tax asset ...............................      4,857,000
Valuation allowance ..................................     (4,857,000)
                                                         -------------
                                                         $          -
                                                         =============

Note 6 - Long-Term Debt

Long-term debt at December 31, 2002 consists of:


Note payable in monthly  installments  of $795 including
 interest at 12.9%  expiring  July 2004.  Collateralized
 by equipment.........................................   $     13,258
                                                         -------------

  Less current portion  ..............................         (8,259)
                                                         -------------
                                                         $      4,999
                                                         =============

Maturities of long-term obligations are as follows:

Year Ending December 31,
------------------------
        2003 .........................................   $      8,259
        2004 .........................................          4,999
                                                         ------------
                                                         $     13,258
                                                         ============

Note 7 - Capital Leases

The Company had previously acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire in August 2003. Amortization of the leased property is included in depreciation expense.

The assets under capital lease have cost and accumulated amortization at December 31, 2002 as follows:

Cost .................................................   $     124,284
Less accumulated amortization ........................       (103,567)
                                                         -------------
                                                         $      20,717
                                                         =============

Maturities of capital lease obligations are as follows:

Year Ending December 31,
------------------------
        2003 .........................................   $    34,985
                                                         ------------
        Total minimum lease payments .................        34,985
        Amount representing interest .................        (2,836)
                                                         ------------
        Present value of net minimum lease payments ..        32,149
        Less current portion .........................       (32,149)
                                                         ------------

        Long-term capital lease obligation ...........   $         -
                                                         ============


Note 8 - Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment and vehicles under non-cancelable operating leases expiring through September 2003.

Rent expense for these leases was:

Year Ending December 31,
------------------------

        2002 .........................................   $      62,712
        2001 .........................................   $      91,989

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
------------------------
        2003 .........................................   $      40,200
                                                         -------------
                                                         $      40,200
                                                         =============


Note 9 - Stockholders' Equity

Warrants

On July 6, 2001, in conjunction with the issuance convertible notes payable, executed on that date, the Company issued warrants for the purchase of the Company's common stock. Warrants issued under the plan vest on the date of execution of the agreement. A total of 166,666 shares of common stock are authorized for issuance under the plan.

The fair value of the warrants were estimated to be approximately $12,000 on the date of grant utilizing the Black-Scholes model with the following assumptions: expected life of 5 years, 374.77% volatility, risk-free rate of 5.5% and a 0.00% dividend yield.

The following table presents the activity for warrants outstanding:

                                                                          Weighted
                                                                           Average
                                                            Number of     Exercise
                                                            Warrants        Price
                                                         ---------------  -----------

Outstanding - December 31, 2000                                     -    $       -
      Issued                                                   166,666         0.06
      Forfeited/canceled                                            -            -
      Exercised                                                     -            -
                                                         ---------------  -----------

Outstanding - December 31, 2001                                166,666         0.06
      Forfeited/canceled                                            -            -
      Exercised                                                     -            -
                                                         ---------------  -----------

Outstanding - December 31, 2002                                166,666    $    0.06
                                                         ===============  ===========

All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 3.52 years.

Cancellation of Shares of Common Stock

In the third quarter the Company cancelled 1,000,000 shares of common stock that were purchased from a former employee for a cash payment of $16,000.


Note 10 - Shareholder Advances

The Company received loans from stockholders to fund operations. The loans are interest bearing at 7% per annum and are convertible at the option of the stockholders into restricted common stock at the current market price less 20% at the time of conversion. As of December 31, 2002 the loans from stockholders totaled $1,419,777 The debt has been classified as long-term at December 31, 2002 since the stockholders have entered into an agreement that requires the Company to convert the obligation into equity securities or to repay such obligation no earlier than February 6, 2004.


Note 11 - Due to Related Parties

In December of 2002 the Company received short term loans from two officers of the Company. The loans bear interest at 7% per annum, and are subject to a 10% fee to the officers for use of the proceeds. The loans are classified as short-term as they are due upon demand of the officers. As of December 31, 2002 the amount due to related parties including fee totaled $149,568. Interest expense and related fees were $9,568 for the year ended December 31, 2002.


Note 12 - Segment Information

In 2002 the Company has two principal and reportable operating segments which are (1) providing Internet-based voice telecommunication to customers around the world via retail prepaid calling cards and (2) providing Internet-based voice telecommunication to phone service carriers via the resale of minutes.

In 2001 the Company had three principal operating segments which were (1) providing Internet-based voice telecommunication to customers around the world,
(2) providing a marketing service for various businesses and (3) marketing a next generation Internet company designed for direct selling to the general public through an internet portal. The Company has determined that there are two reportable segments (1) providing Internet-based voice telecommunication to customers around the world and (2) providing a marketing service for various businesses. The other segment was not reported because it does not meet any of the quantitative thresholds under SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information."

These operating segments were based on the nature of the product and the services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company's chief executive officer and chief financial officer have been identified as the chief decision-makers. The Company's chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flow of the respective segments.

The accounting policies of the segments are the same as those described in the Summary of significant accounting policies.

The following table summarizes the Company's different reportable segments:

                                       Internet
                                     Based Voice
                                         Tele-          Resale
Year Ended December 31, 2002        communications     services        Total
----------------------------        -------------   ------------   ------------

Net sales from external customers   $  4,316,143    $  7,259,135   $ 11,575,278
Gross profit ....................   $    511,497    $    979,656   $  1,491,153
Net operating loss ..............   $   (415,582)   $   (103,896)  $   (519,478)
Interest expense ................   $    271,511    $    271,511   $    543,022
Depreciation and amortization ...   $    138,510    $    207,764   $    346,274
Total assets ....................   $    462,947    $    694,421   $  1,157,368
Capital expenditures ............   $    262,456    $    393,684   $    656,140



                                       Internet
                                     Based Voice
                                         Tele-          Resale
Year Ended December 31, 2002        communications     services         Total
----------------------------        -------------   ------------    ------------

Net sales from external customers   $ 3,230,077    $   631,238    $ 3,861,315
Gross profit ....................   $   748,271    $   126,247    $   874,518
Net operating loss ..............   $(1,591,253)   $  (303,096)   $(1,894,349)
Interest expense ................   $   593,842    $   113,113    $   706,955
Depreciation and amortization ...   $   562,958    $   140,739    $   703,697
Total assets ....................   $ 2,432,169    $   330,475    $ 2,762,644
Capital expenditures ............   $   239,510    $   115,432    $   354,942


Note 13 - Gain on Settlement of Contract

On August 9, 2002 the entered into a settlement agreement in connection with an operating contract with a provider of telephone services for the Company's Voice-over-Internet-Protocol Network. The Company signed a settlement agreement and release of all claims related to the contract, and, as a result, recorded a $1,169,589 gain on settlement of the contract due to payables incurred under the contract that were forgiven by the provider at settlement.


Note 14 - Extinguishment of Debt

On August 30, 2002 the Company signed an agreement to extinguish its convertible notes payable for a cash payment of $969,191 and the issuance of 3,403,000 shares of common stock. The transaction resulted in a loss in the amount of $400,258, which reflects the $969,191 payment made less the remaining principal balance outstanding after conversion of a portion of principal under the original conversion terms for the 3,403,000 shares issued. The remaining unamortized discount was taken to interest expense as required by EITF 98-5 "Acounting for Convertible Securities with Beneficial Conversion Features." Under the terms of the extinguishment agreement the 166,666 warrants issued in conjunction with the convertible debt remain outstanding and expire in 2006.

Shares issued during the year ended December 31, 2002 for the conversion of principal and interest totaling $223,432 were 17,896,000. No shares were issued for the conversion of principal and interest for the year ended December 31, 2001.


Note 15 - Fourth Quarter Adjustment

During the fourth quarter of 2002, management wrote-off liabilities of $787,992 from a phone services vendor. The Company wrote-off these liabilities during the fourth quarter of 2002, after previous correspondence and follow-up resulted in the realization that the balance was not an outstanding obligation.

Note 16 - Subsequent Events

On January 20, 2003 the Company cancelled 500,000 shares of common stock in conjunction with the termination agreement of a former employee.

On February 6, 2003 the Company executed a convertible note agreement for a principal amount of $750,000. Net proceeds of $616,590 were received in three traunches in February. The note is convertible into approximately 104,500,000 shares of the Company's common stock at the date of the note. The note bears interest at 12% and matures February 6, 2004. In conjunction with this note the Company issued warrants to the purchaser of the note to acquire an additional 2,250,000 shares of the Company's common stock. The warrants have a 5 year term. The note contains a beneficial conversions feature which is accounted for in accordance with EITF 98-5 and will result in future charges to the statement of operations in 2003 of approximately $624,000 .

During February 2003 the Company issued 16,911,288 shares of common stock in connection with the conversion of approximately $88,000 of principal of the convertible debt and approximately $12,000 of interest .

The Company is also in the process of negotiating the acquisition of certain assets of a telecommunications company. Under proposed terms the Company would issue 30,900,000 shares of stock and will assume approximately $31,000 in liabilities.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                             $     161.80
Accounting fees and expenses                        10,000.00*
Legal fees and expenses                             35,000.00*
Miscellaneous                                        5,000.00
                                    TOTAL          $50,161.80*
                                                  ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Private Placements of Common Stock and Warrants for Cash

     We sold common stock for cash at the prices and during the periods provided as follows

     o during the third quarter of 2000, one purchaser bought 10,000 shares at a price of $0.75 per share.

Sales of Debt and Warrants for Cash

     A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $750,000. The note was convertible into common stock at a conversion price of the lower of $0.0424 or 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately preceding the conversion date. In addition, this same purchaser received 166,666 warrants to purchase common stock. The convertible note is no longer outstanding. The 166,666 warrants to purchase common stock are outstanding.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on February 6, 2003 for the sale of (i) $750,000 in convertible debentures and (ii) warrants to buy 2,250,000 shares of our common stock. The investors have provided us with an aggregate of $750,000, which such debentures were previously registered. As of the date hereof, $403,297.40 of the principal of the debentures has been converted and there is currently outstanding debentures in the aggregate principal amount of $346,702.60. The debentures will be considered to be in default if sales of the underlying common stock cannot be made under a registration statement, for any reason, for a period of 20 consecutive days. This prospectus relates to the resale of the common stock underlying these convertible debentures.

     The debentures issued pursuant to the February 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.05 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.05 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     Due to our continued need for funding, on May 9, 2003, we entered into a Securities Purchase Agreement with unrelated investors, which provides the investors with the ability to invest up to $3,000,000 in our company. In exchange for such investment, the investors receive a convertible debenture and three warrants for every dollar invested. All future investments under the Securities Purchase Agreement are within the sole discretion of the investor. As of the date hereof, we have issued a convertible debentures in the amount of $500,000 and have received $197,688 (net of fees of $52,312) on May 9, 2003 and $193,182.94 (net fees of $56,817.06) on June 23, 2003. This funding is being used to fund current obligations and revenue expansion.

     The debentures issued pursuant to the May 2003 Securities Purchase Agreements bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of
(i) $0.01 or (ii) 40% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.01 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. In addition, upon termination of this private placement, we are obligated to file a registration statement covering the resale of the shares of common stock underlying the debentures and obtain effectiveness of such registration statement within 90 days from the date of filing. If we are unable to obtain such effectiveness, the debentures will be considered to be in default.

Issuances of Stock for Services or in Satisfaction of Obligations

     In December 1999, we issued 30,930,000 shares of our common stock to the shareholders of Woodcom International Inc. in connection with the acquisition of Desert Springs.

     In December 1999, we issued 5,085,000 share of our common stock in connection with the acquisition of Desert Springs

     In June 2000, we issued 40,000 shares of our restricted common stock to InsiderStreet.com, Inc. as a retainer for consulting services.

     In August 2000, we issued 19,787,000 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of Whoofnet.com, Inc.

     In November 2000, we issued 8,399,994 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of 2sendit.com, Inc.

     In June 2003, we issued 2,500,000 shares of common stock to each of our executive officers and directors, including Mark Wood, Thomas Seifert, Ed Janusz and Klaus Scholz in consideration for the forgiveness of accrued salaries owed to each party valued at $13,250.

     In June 2003, we issued an aggregate of 1,000,000 shares of common stock to five employees in consideration for the forgiveness of accrued salaries owed in the aggregate value of $26,500.

     * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

         ITEM 27. EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean iDial Networks, Inc., a Nevada corporation.

Exhibit
 No.        Description

2.1      Plan of Reorganization, dated November 30, 1999 (1)
2.2      Agreement and Plan of Reorganization, dated October 12, 2002 (2)
3.1      Certificate of Incorporation of iDial (3)
3.2      Bylaws of iDial (4)
4.1      Convertible Note issued to Laurus Master Fund dated July 6, 2001(5)
4.2      Warrant issued to Laurus Master Fund dated July 6, 2001(5)
4.3      Security Agreement dated July 6, 2001 (5)
4.4      Common Stock Purchase Warrant with AJW Offshore, Ltd. dated February 6, 2003. (7)
4.5      Common Stock Purchase Warrant with AJW Partners, LLC. dated February 6, 2003. (7)
4.6      Common Stock Purchase Warrant with AJW Qualified Partners, LLC. dated February 6, 2003. (7)
4.7      Convertible Debenture with AJW Offshore, Ltd. dated February 6, 2003. (7)
4.8      Convertible Debenture with AJW Partners, LLC. dated February 6, 2003. (7)
4.9      Convertible Debenture with AJW Qualified Partners, LLC. dated February 6, 2003. (7)
4.10     Securities Purchase Agreement for the $750,000 financing  entered on February 6, 2003. (7)
4.11     Security Agreement dated February 6, 2003. (7)
4.12     Intellectual Property Security Agreement dated February 6, 2003. (7)
4.13     Registration Rights Agreement dated February 6, 2003. (7)
4.14     Guaranty and Pledge Agreement by Mark T. Wood dated February 6, 2003. (7)
4.15     Note Purchase Agreement entered between iDial Networks, Inc. and Mark Wood dated March 31, 2000. (7)
4.16     Convertible Promissory Note with Mark Wood dated March 31, 2000. (7)
4.17     Amendment No. 1 to the Note Purchase Agreement dated February 4, 2003. (7)
4.18     Convertible Debenture with AJW Offshore, Ltd. dated February 21, 2003.
4.19     Convertible Debenture with AJW Partners, LLC. dated February 21, 2003.
4.20     Convertible Debenture with AJW Qualified Partners, LLC. dated February 21, 2003.
4.21     Common Stock Purchase Warrant with AJW Offshore, Ltd. dated February 21, 2003.
4.22     Common Stock Purchase Warrant with AJW Partners, LLC. dated February 21, 2003.
4.23     Common Stock Purchase Warrant with AJW Qualified Partners, LLC. dated February 21, 2003.
4.24     Convertible Debenture with AJW Offshore, Ltd. dated February 21, 2003.
4.25     Convertible Debenture with AJW Partners, LLC. dated February 21, 2003.
4.26     Convertible Debenture with AJW Qualified Partners, LLC. dated February 21, 2003.
4.27     Common Stock Purchase Warrant with AJW Offshore, Ltd. dated February 21, 2003.
4.28     Common Stock Purchase Warrant with AJW Partners, LLC. dated February 21, 2003.
4.29     Common Stock Purchase Warrant with AJW Qualified Partners, LLC. dated February 21, 2003.
4.30     Securities Purchase Agreement for the $3,000,000 financing  entered on May 9, 2003.
4.31     Convertible Debenture with AJW Qualified Partners, LLC. dated May 9, 2003.
4.32     Convertible Debenture with AJW Offshore, Ltd. dated May 9, 2003.
4.33     Convertible Debenture with AJW Partners, LLC. dated May 9, 2003.
4.34     Convertible Debenture with New Millennium Capital Partners II, LLC dated May 9, 2003.
4.35     Common Stock Purchase Warrant with AJW Qualified Partners, LLC. dated May 9, 2003.
4.36     Common Stock Purchase Warrant with AJW Offshore, Ltd. dated May 9, 2003.
4.37     Common Stock Purchase Warrant with AJW Partners, LLC dated May 9, 2003.
4.38     Common Stock Purchase Warrant with New Millennium Capital Partners II, LLC dated May 9, 2003.
4.39     Registration Rights Agreement dated May 9, 2003.
4.40     Intellectual Property Security Agreement dated May 9, 2003.
4.41     Security Agreement dated May 9, 2003.
4.42     Convertible Debenture with AJW Qualified Partners, LLC. dated June 23, 2003.
4.43     Convertible Debenture with AJW Offshore, Ltd. dated June 23, 2003.
4.44     Convertible Debenture with AJW Partners, LLC. dated June 23, 2003.
4.45     Convertible Debenture with New Millennium Capital Partners II, LLC dated June 23, 2003.
4.46     Common Stock Purchase Warrant with AJW Qualified Partners, LLC. dated June 23, 2003.
4.47     Common Stock Purchase Warrant with AJW Offshore, Ltd. dated June 23, 2003.
4.48     Common Stock Purchase Warrant with AJW Partners, LLC dated June 23, 2003.
4.49     Common Stock Purchase Warrant with New Millennium Capital Partners II, LLC dated June 23, 2003.
4.50     Letter Agreement dated June 23, 2003 entered between the Company and AJW Partners, LLC, New
         Millennium Capital Partners II, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC
4.51     Letter Agreement dated June 27, 2003 entered between the Company and AJW Partners, LLC,
         New Millennium Capital Partners II, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC
5.1      Opinion of Sichenzia Ross Friedman Ference LLP
10.1     Subscription Agreement between iDial and Laurus Master Fund dated July 6, 2001(5)
16.1     Letter on Change in Certifying Accountant(6)
23.1     Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2     Consent of legal counsel (see Exhibit 5).

(1)  Incorporated by reference to the Company's Form 8-K filed on December 20,
     1999
(2)  Incorporated by reference to the Company's Form 8-K on October 12, 2000
(3)  Incorporated by reference to the Company's Form 10-SB on April 13, 2000
(4)  Incorporated by reference to the Company's Form 8-K filed on August 2, 2001
(5)  Incorporated by reference to the Company's Form SB-2 filed on July 17, 2001
(6)  Incorporated by reference to the Company Form 8-K filed on April 5, 2002.
(7)  Incorporated by reference to the Company Form SB-2 filed on February 12,
     2003.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, onJuly 2, 2003.


    IDIAL NETWORKS, INC.




By: /s/ Mark T. Wood
    ---------------------------------------
    Mark T. Wood, Chairman



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



SIGNATURE                     TITLE                                DATE

By/s/ Mark T. Wood      Chairman of the Board, CEO         Date: July 2, 2003
Mark T. Wood            Principal Executive Officer

By/s/ Klaus Scholz      Chief Operating Officer and        Date: July 2, 2003
Klaus Scholz            Director

By/s/ Edward Janusz     Director                           Date: July 2, 2003
Edward Janusz

/s/Thomas G. Seifert    Principal Accounting Officer       Date: July 2, 2003
Thomas G. Seifert       Principal Financial Officer
                        and Chief Financial Officer